                                                                   EXHIBIT 10.20

                                                                  EXECUTION COPY

================================================================================





                                   ----------

                               CREDIT AGREEMENT


                          Dated as of March 30, 1999

                                   ----------



                                     Among


                        POLO RALPH LAUREN CORPORATION,
                                  as Borrower


                        THE LENDERS AND OTHER FINANCIAL
                         INSTITUTIONS PARTIES HERETO,


                           THE CHASE MANHATTAN BANK,
                                   as Agent


                                      and


                            CHASE SECURITIES INC.,
                       as Book Manager and Lead Arranger



--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                          Page
SECTION 1.  DEFINITIONS..................................................   1
      1.1   Defined Terms................................................   1
      1.2   Other Definitional Provisions................................  21

SECTION 2.  AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS.............  21
      2.1   Revolving Credit Commitments.................................  21
      2.2   Revolving Credit Notes.......................................  22
      2.3   Procedure for Revolving Credit Borrowing.....................  22
      2.4   Use of Proceeds..............................................  22

SECTION 3.  AMOUNT AND TERMS OF TERM LOANS...............................  22
      3.1   Term Loan Commitments........................................  22
      3.2   Term Notes...................................................  23
      3.3   Procedure for Term Loan Borrowing............................  23
      3.4   Use of Proceeds..............................................  23

SECTION 4.  AMOUNT AND TERMS OF LETTERS OF CREDIT........................  24
      4.1   Letters of Credit............................................  24
      4.2   Issuance of Commercial Letters of Credit.....................  24
      4.3   Issuance of Standby Letters of Credit........................  25
      4.4   Participating Interests......................................  25
      4.5   Procedure for Opening Letters of Credit......................  25
      4.6   Payments.....................................................  26
      4.7   Further Assurances...........................................  27
      4.8   Letter of Credit Applications................................  27
      4.9   Use of Letters of Credit.....................................  27

SECTION 5.  ACCEPTANCES..................................................  27
      5.1   Acceptances..................................................  27
      5.2   Participating Interests......................................  28
      5.3   Payments.....................................................  28
      5.4   Termination of Acceptance Commitments........................  29
      5.5   Mandatory Prepayment of Acceptance...........................  29

SECTION 6.  GENERAL PROVISIONS APPLICABLE TO LOANS.......................  30
      6.1   Interest Rates and Payment Dates.............................  30
      6.2   Commitment and Other Fees....................................  30
      6.3   Commercial Letter of Credit Fees.............................  31
      6.4   Standby Letter of Credit Fees................................  31
      6.5   Acceptance Fees..............................................  31
      6.6   Computation of Interest and Fees.............................  32
      6.7   Optional Prepayments.........................................  32

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
      6.8   Termination or Reduction of Commitments......................  32
      6.9   Pro Rata Treatment and Payments..............................  33
      6.10  Conversion and Continuation Options..........................  34
      6.11  Minimum Amounts and Maximum Number of Tranches...............  34
      6.12  Inability to Determine Interest Rate.........................  34
      6.13  Illegality...................................................  35
      6.14  Indemnity....................................................  35
      6.15  Change of Lending Office.....................................  36
      6.16  Taxes........................................................  36
      6.17  Requirements of Law..........................................  37
      6.18  Obligations Absolute.........................................  39
      6.19  Mandatory Prepayments........................................  40
      6.20  Cash Collateralization of Letter of Credit Obligations and
               Acceptance Obligations....................................  40

SECTION 7.  CONDITIONS PRECEDENT ........................................  41
      7.1   Conditions to Initial Loans..................................  41
      7.2   Conditions to All Extensions of Credit.......................  43
      7.3   Tender Offer Funding Procedures..............................  43

SECTION 8.  REPRESENTATIONS AND WARRANTIES...............................  44
      8.1   Financial Condition..........................................  44
      8.2   No Change....................................................  45
      8.3   Existence; Compliance with Law...............................  45
      8.4   Power; Authorization; Enforceable Obligations................  45
      8.5   No Legal Bar.................................................  46
      8.6   No Material Litigation.......................................  46
      8.7   No Default...................................................  46
      8.8   Ownership of Property; Liens.................................  46
      8.9   No Burdensome Restrictions...................................  46
      8.10  Taxes........................................................  46
      8.11  Federal Regulations..........................................  47
      8.12  ERISA........................................................  47
      8.13  Investment Company Act; Other Regulations....................  47
      8.14  Subsidiaries.................................................  47
      8.15  Chief Executive Office.......................................  48
      8.16  General Partners' Existence; Compliance with Law.............  48
      8.17  General Partners' Power; Authorization; Enforceable
              Obligations................................................  48
      8.18  Certain Documents............................................  48
      8.19  Accuracy of Information......................................  48
      8.20  Environmental Matters........................................  49
      8.21  Year 2000 Matters............................................  50
      8.22  Guarantors...................................................  50

SECTION 9.  AFFIRMATIVE COVENANTS........................................  50
      9.1   Financial Statements and Information.........................  50
      9.2   Corporate Existence; Nature of Business......................  51
      9.3   Payment of Obligations.......................................  52
      9.4   Maintenance of Properties; Insurance.........................  52

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
      9.5   Maintain Trademarks..........................................  52
      9.6   Inspection; Books and Records................................  52
      9.7   Notices......................................................  53
      9.8   Guarantee Agreement Supplement...............................  53
      9.9   Use of Proceeds..............................................  54
      9.10  Observance of Agreements.....................................  54

SECTION 10.  NEGATIVE COVENANTS..........................................  54
      10.1   Consolidated Net Worth......................................  54
      10.2   Consolidated Indebtedness Ratio.............................  54
      10.3   Limitation on Indebtedness..................................  54
      10.4   Limitation on Liens.........................................  55
      10.5   Sale of Assets..............................................  57
      10.6   Limitation on Fundamental Changes...........................  58
      10.7   Limitation on Loans, Advances and Other Investments.........  58
      10.8   Compliance with ERISA.......................................  60
      10.9   Transactions with Affiliates................................  60

SECTION 11.  EVENTS OF DEFAULT...........................................  61

SECTION 12.  THE AGENT AND ISSUING LENDER................................  64
      12.1   Appointment; Authorization..................................  64
      12.2   Delegation of Duties........................................  64
      12.3   Exculpatory Provisions......................................  65
      12.4   Reliance by Agent and Issuing Lender........................  65
      12.5   Notice of Default...........................................  65
      12.6   Non-Reliance on Agent, Issuing Lender or Other Lenders......  66
      12.7   Indemnification.............................................  66
      12.8   Agent in Its Individual Capacity............................  67
      12.9   Successor Agent.............................................  67

SECTION 13.  MISCELLANEOUS...............................................  67
      13.1   Amendments and Waivers......................................  67
      13.2   Notices.....................................................  68
      13.3   No Waiver; Cumulative Remedies..............................  69
      13.4   Survival of Representations and Warranties..................  69
      13.5   Payment of Expenses and Taxes...............................  69
      13.6   Successors and Assigns; Participations......................  70
      13.7   Adjustments; Set-Off........................................  72
      13.8   Confidentiality.............................................  73
      13.9   Severability................................................  73
      13.10  Counterparts................................................  74
      13.11  No Third Party Beneficiaries................................  74
      13.12  SUBMISSION TO JURISDICTION; WAIVERS.........................  74
      13.13  GOVERNING LAW...............................................  75
      13.14  Integration.................................................  75
      13.15  Acknowledgments.............................................  75
      13.16  Satisfaction in Dollars.....................................  76

SCHEDULES:

Schedule 1.1   -  Commitments
Schedule 8.6   -  Litigation
Schedule 8.8   -  Ownership of Property
Schedule 8.12  -  ERISA
Schedule 8.14  -  Subsidiaries
Schedule 8.22  -  Guarantors
Schedule 10.3  -  Existing Indebtedness
Schedule 10.4  -  Existing Liens
Schedule 10.7  -  Existing Investments
Schedule 10.9  -  Transactions with Affiliates




EXHIBITS:

EXHIBIT A-1    -  Form of Revolving Credit Note
EXHIBIT A-2    -  Form of Term Loan Note
EXHIBIT B      -  Form of Guarantee
EXHIBIT C      -  Form of Standby Letter of Credit Application
EXHIBIT D-1    -  Form of Opinion of Paul, Weiss, Rifkind, Wharton &
                  Garrison
EXHIBIT D-2    -  Form of Opinion of Senior Vice President and General Counsel
                  of the Borrower
EXHIBIT E      -  Form of Borrower Officer's Certificate
EXHIBIT F      -  Form of Guarantor Officer's Certificate
EXHIBIT G      -  Form of Notice of Borrowing

            CREDIT AGREEMENT, dated as of March 30, 1999, among POLO RALPH LAUREN CORPORATION, a Delaware corporation (the "Borrower"), the banks and other financial institutions from time to time parties hereto (the "Lenders") and THE CHASE MANHATTAN BANK ("Chase"), a New York banking corporation, as agent for the Lenders hereunder.

                             W I T N E S S E T H :

            WHEREAS, the Borrower, through PRL Acquisition Corp, a wholly owned Subsidiary organized under the laws of the Province of Nova Scotia (the "Offeror"), has made an offer (the "Tender Offer") to purchase all the outstanding shares of common stock (the "Target Stock") of Club Monaco Inc., a corporation organized under the laws of Ontario (the "Target") , including all Target Stock that may be issued pursuant to the exercise of outstanding options, at a price of Canadian $13.00 per share pursuant to an Offer to Purchase dated March 8, 1999 (as amended, modified or otherwise supplemented from time to time to the extent permitted by subsection 7.1(a)(iv), the "Offer to Purchase");

            WHEREAS, pursuant to the Tender Offer, and subject to the terms and conditions set forth in the Offer to Purchase, the Offeror will purchase all of the validly tendered and not withdrawn shares of Target Stock (the "Amalgamation Voting Shares");

            WHEREAS, following the completion of the Tender Offer, the Offeror will either (i) acquire the shares not tendered pursuant to the Tender Offer (the "Untendered Target Stock") at a price of Canadian $13.00 per share in accordance with Section 188 of the Business Corporations Act (Ontario), as amended ("OBCA") (such acquisition being referred to herein as the "Compulsory Acquisition"), and, promptly thereafter, the Offeror will amalgamate with the Target (the "Amalgamation") such that the Borrower will be the direct owner of all of the shares of the Capital Stock of the resulting entity (the "Amalgamated Entity"); or (ii) pursue other means of acquiring, directly or indirectly, all the Untendered Target Stock in accordance with applicable law, including by way of a statutory arrangement, amalgamation, capital reorganization or other transactions involving the Target and the Offeror or an affiliate of the Offeror (a "Second-Step Transaction");

            WHEREAS, to (i) finance the Tender Offer and the subsequent Compulsory Acquisition or Second-Step Transaction, (ii) refinance existing indebtedness of the Target, (iii) pay fees and expenses in connection with the Tender Offer and the financing thereof and (iv) provide for the working capital and general corporate needs of the Borrower and its Subsidiaries prior to and following the completion of the foregoing, the Borrower has requested that the Lenders and the Agent enter into this Credit Agreement;

            NOW THEREFORE, the parties hereto hereby agree as follows:

                            SECTION 1.  DEFINITIONS

            1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

            "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Chase in connection with extensions of credit to debtors); "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms thereof, the ABR shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

            "ABR Loans": Loans the rate of interest applicable to which is based upon the ABR.

            "Acceptance": as defined in subsection 5.1.

            "Acceptance Commission": as defined in subsection 6.5(a).

            "Acceptance Discount Rate": with respect to any Acceptance at any particular time, the bid rate in effect at the principal office of the Issuing Lender in New York City at such time for discount by the Issuing Lender of commercial drafts or bills in the same face amount, with the same maturity, and of the same type as such Acceptance.

            "Acceptance Documents": the collective reference to the Drafts, the Acceptances and any other documents arising out of or in connection with the creation of Acceptances hereunder.

            "Acceptance Obligations": at any particular time, all liabilities of the Borrower on or with respect to Acceptances, whether for reimbursement obligations due or to become due to the Issuing Lender or payments of Acceptances and whether or not such liability is contingent or unmatured, including the sum of (a) the then outstanding Acceptance Reimbursement Loans plus (b) the aggregate face amount of all unmatured Acceptances then outstanding.

            "Acceptance Participating Interest": with respect to any Acceptance,
      (a) in the case of the Issuing Lender, its undivided interest in such Acceptance after giving effect to the granting of any participating interests therein and (b) in the case of any Participating Lender, its undivided participating interest in such Acceptance.

            "Acceptance Reimbursement Loan": as defined in subsection 5.3(b).

            "Acceptance Reimbursement Obligation": the obligation of the Borrower to pay the Issuing Lender in accordance with subsection 5.3(a) in respect of any Acceptances created by the Issuing Lender for the account of the Borrower or any of its Subsidiaries.

            "Accounts": as to any Person, all rights to receive payment for goods sold or leased by such Person or for services rendered in the ordinary course of business of such Person to the extent not evidenced by an instrument or chattel paper, together with all interest, finance charges and other amounts payable by an account debtor in respect thereof.

            "Adjustment Date": the fifth Business Day following receipt by the Agent of both (i) the financial statements required to be delivered pursuant to subsection 9.1(a) or 9.1(b), as the case may be, for the most recently completed fiscal period and (ii) the certificate required to be delivered pursuant to subsection 9.1(d) with respect to such fiscal period.

            "Affiliate": with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of Voting Stock, by contract or otherwise), provided that, in any event, any Person which owns directly or indirectly Voting Stock having 10% or more of the ordinary voting power for the election of directors or other governing body of a Person (other than as a limited partner of such other Person) shall be deemed to control such other Person. Notwithstanding the foregoing, no individual shall be deemed to be an Affiliate of a Person solely by reason of his or her being an officer or director of such Person.

            "Agent": Chase, together with its affiliates, as the arranger of the Term Loan Commitments and the Revolving Credit Commitments and as the agent for the Lenders under this Agreement and the other Credit Documents.

            "Aggregate Revolving Credit Extensions of Credit": on any date of determination thereof, the sum of (a) the aggregate principal amount of the Revolving Credit Loans outstanding on such date, (b) the aggregate amount of the Letter of Credit Obligations on such date and (c) the aggregate amount of the Acceptance Obligations on such date.

            "Agreement": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

            "Amalgamated Entity": as defined in the recitals hereto.

            "Amalgamation": as defined in the recitals hereto.

            "Amalgamation Voting Shares": as defined in the recitals hereto.

            "Annual Increase": for any Fiscal Year, an amount equal to 50% of the Net Income of the Borrower and its Subsidiaries for such Fiscal Year less the amount of any Restricted Payments during such Fiscal Year.

            "Applicable Commitment Rate Percentage": .175%; provided that the Applicable Commitment Rate Percentage will be adjusted, on each Adjustment Date to occur hereafter, to the Applicable Commitment Rate Percentage set forth on Annex A opposite the column titled "Margin Level Status" of the Borrower which is in effect on such Adjustment Date and provided, further, that in the event that the financial statements required to be delivered pursuant to subsection 9.1(a) or 9.1(b), as applicable, and the related certificate required to be delivered pursuant to subsection 9.1(d), are not delivered when due, then during the period commencing five Business Days after the date upon which such financial statements were required to be delivered until five Business Days following the date upon which they are actually delivered, the Applicable Commitment Rate Percentage shall be .25%.

            "Applicable Margin": .75%; provided that the Applicable Margin for Eurodollar Loans, Acceptances and Standby Letters of Credit will be adjusted, on the first Adjustment Date to occur hereafter, to the Applicable Margin for Eurodollar Loans, Acceptances and Standby Letters of Credit set forth on Annex A opposite the column titled "Margin Level Status" of the Borrower which is in effect on such Adjustment Date, and provided, further, that in the event that the financial statements required to be delivered pursuant to subsection 9.1(a) or 9.1(b), as applicable, and the related certificate required to be delivered pursuant to subsection 9.1(d), are not delivered when due, then during the period commencing five Business Days after the date upon which such financial statements were required to be delivered until five Business Days following the date upon which they are actually delivered, the Applicable Margin shall be 1.25%.

            "Applicable Sight Draft Fee Percentage": .10%; provided that the Applicable Sight Draft Fee Percentage shall be adjusted, on the first Adjustment Date to occur hereafter to the Applicable Sight Draft Fee Percentage set forth on Annex A opposite the column titled "Margin Level Status" of the Borrower which is in effect on such Adjustment Date, and provided, further, that in the event that the financial statements required to be delivered pursuant to subsection 9.1(a) or 9.1(b), as applicable, and the related certificate required to be delivered pursuant to subsection 9.1(d), are not delivered when due, then during the period commencing five Business Days after the date upon which such financial statements were required to be delivered until five Business Days following the date upon which they are actually delivered, the Applicable Sight Draft Fee Percentage shall be .125%.

            "Approved Foreign Currency": as defined in subsection 4.2(b).

            "Assignee": as defined in subsection 13.6(c).

            "Available Revolving Credit Commitment": as to any Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Lender's Revolving Credit Commitment over (b) the amount of such Lender's Aggregate Revolving Credit Extensions of Credit.

            "Available Term Loan Commitment": as to any Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Lender's Term Loan Commitment over (b) the aggregate principal amount of Term Loans theretofore made hereunder by such Lender.

            "Board": the Board of Governors of the Federal Reserve System or any successor thereof.

            "Borrowing Date": any Business Day specified in a notice or application pursuant to subsection 2.3, 3.3, 4.2 or 4.3 as a date on which the Borrower requests the Lenders to make Loans or requests the Issuing Lender to issue Letters of Credit hereunder.

            "Business": as defined in subsection 8.20(b).

            "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

            "Capital Expenditures": with respect to any Person for any period, the sum of the aggregate of all expenditures (whether paid in cash or accrued as a liability) by such Person and its Subsidiaries during that period which, in accordance with GAAP, are or should be included in "additions to property, plant or equipment" or similar items reflected in the consolidated statement of cash flows of such Person.

      For purposes of this definition, the purchase price of equipment which is purchased simultaneously with the trade-in of existing equipment owned by the Borrower or any Subsidiary or with insurance proceeds (as permitted hereunder) shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less any credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

            "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

            "Capitalized Lease": shall mean any lease which is required to be capitalized on the balance sheet of the lessee pursuant to GAAP.

            "Cash Equivalents": (a) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, (b) time deposits and certificates of deposit of any of the Lenders or any domestic commercial bank having capital and surplus of at least $100,000,000, (c) commercial paper of any Person organized under the laws of the United States or any State thereof that is not a Subsidiary or an Affiliate of the Borrower rated at least A-2 by Standard & Poor's Ratings Group or at least P-2 by Moody's Investors Service, Inc., (d) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States or by any political subdivision, taxing authority or foreign government (as the case may be) that are rated at least A by Standard & Poor's Rating Group or A by Moody's Investors Service, Inc., (e) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition, (f) shares of money market mutual or similar funds having assets in excess of $250,000,000 and which invest exclusively in assets satisfying the requirements of clause (a) of this definition or (g) shares of money market mutual or similar funds having assets in excess of $500,000,000 and which invest exclusively in assets satisfying the requirements of clauses (b) through (e) of this definition.

            "Closing Date": the date on which the conditions precedent set forth in subsection 7.1 shall be satisfied.

            "Code": the Internal Revenue Code of 1986, as amended from time to time.

            "Combined Loan Percentage": as to any Lender at any time, the percentage which (a) the sum of (i) such Lender's Revolving Credit Commitment (or, at any time after the Revolving Credit Commitments shall have expired or terminated, such Lender's portion of the then Aggregate Revolving Credit Extensions of Credit) plus (ii) the sum of such Lender's then Available Term Loan Commitment and such Lender's Term Loans then outstanding, then constitutes of (b) the sum of (1) the aggregate Revolving Credit Commitments of all Lenders (or, at any time after the Revolving Credit Commitment shall have expired or terminated, the then Aggregate Revolving Credit Extensions of Credit) plus (2) the sum of the then Available Term Loan Commitments of all the Lenders and the aggregate principal amount of Term Loans of all the Lenders then outstanding.

            "Commercial Letter of Credit": a commercial documentary letter of credit issued by the Issuing Lender for the account of the Borrower or any of its Subsidiaries for the purchase of goods in the ordinary course of business.

            "Commercial Letter of Credit Application": as defined in subsection 4.2(a).

            "Commitments": collectively, the Term Loan Commitments and the Revolving Credit Commitments.

            "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower or any Guarantor and which is treated as a single employer under
      Section 414 of the Code.

            "Compulsory Acquisition": as defined in the recitals hereto.

            "Consolidated Indebtedness": as of the date of any determination thereof, the aggregate of all Indebtedness of the Borrower and its Subsidiaries, on a consolidated basis after eliminating all inter-company items, in accordance with GAAP.

            "Consolidated Indebtedness Ratio": for any period, the ratio of (a) the average of Consolidated Indebtedness outstanding on the last day of each Fiscal Quarter ending during such period to (b) Net Income of the Borrower and its Subsidiaries for such period plus depreciation, amortization, federal and state income taxes and Interest Expense deducted in determining such Net Income.

            "Consolidated Net Worth": as of any date of determination thereof, the excess of (a) the aggregate consolidated net book value of the assets of the Borrower and its Subsidiaries (other than patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, permits, goodwill and other similar intangible assets properly classified as such in accordance with GAAP) after all appropriate adjustments in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization and excluding the amount of any write-up or revaluation of any asset) over (b) all of the aggregate liabilities of the Borrower and its Subsidiaries, including all items which, in accordance with GAAP, would be included on the liability side of the balance sheet (other than Capital Stock, treasury stock, capital surplus and retained earnings) in each case consolidated (after eliminating all inter-company items) in accordance with GAAP.

            "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

            "Credit Documents": the collective reference to this Agreement, the Notes, the Letter of Credit Documents, the Guarantee and the Acceptance Documents.

            "Credit Parties": the collective reference to the Borrower and the Guarantors.

            "Default": any of the events specified in Section 11, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

            "Dollar Equivalent": (a) with respect to any calculation involving the face amount of any Letter of Credit issued in an Approved Foreign Currency, the amount in Dollars into which the relevant amount in such Approved Foreign Currency would be converted based upon the relevant Exchange Rate in effect at 10:00 A.M., New York City time, on the date of issuance of such Letter of Credit and (b) with respect to any calculation involving the amount of any drawing under any Letter of Credit, the amount in Dollars into which the relevant amount in such Approved Foreign Currency would be converted based upon the relevant Exchange Rate in effect at the time the Issuing Lender makes payment under such Letter of Credit.

            "Dollars" and "$": dollars in lawful currency of the United States of America.

            "Domestic Subsidiary": any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

            "Drafts": as defined in subsection 5.1.

            "Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

            "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

            "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

            "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the rate at which Chase is offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank Eurodollar market where the Eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

            "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

            "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                     Eurodollar Base Rate
         ----------------------------------------
         1.00 - Eurocurrency Reserve Requirements

            "Event of Default": any of the events specified in Section 11, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act has been satisfied.

            "Exchange Rate": with respect to any Approved Foreign Currency, the arithmetic mean of the spot exchange rates for the purchase of such Approved Foreign Currency with Dollars as listed on the WRLD screen of the Reuters News Service, and if the Reuters spot exchange rates are unavailable, the Telerate equivalent shall be used.

            "Existing Credit Agreement": the Credit Agreement, dated as of June 9, 1997, among the Borrower, the several banks and other financial institutions parties thereto and Chase, as agent for such banks and financial institutions, as heretofore amended, supplemented or otherwise modified and in effect on the date hereof (without giving effect to any future amendments, supplements or other modifications thereto) .

            "Existing Closing Date": the "Closing Date", as defined in the Existing Credit Agreement.

            "Existing Termination Date": the "Termination Date", as defined in the Existing Credit Agreement.

            "Federal Funds Effective Rate": as defined in the definition of "ABR" set forth above.

            "Fiscal Quarter": with respect to the Borrower and its Subsidiaries, and with respect to any Fiscal Year, (a) each of the quarterly periods ending 13 calendar weeks, 26 calendar weeks, 39 calendar weeks and 52 or 53 calendar weeks, as the case may be, after the end of the prior Fiscal Year or (b) such other quarterly periods as the Borrower shall adopt after giving prior written notice thereof to the Lenders.

            "Fiscal Year": with respect to the Borrower and its Subsidiaries,
      (a) the 52- or 53-week annual period, as the case may be, ending on the Saturday nearest to March 31 of each calendar year or (b) such other fiscal year as the Borrower shall adopt with the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld). Any designation of a particular Fiscal Year by reference to a calendar year shall mean the Fiscal Year ending during such calendar year.

            "Foreign Subsidiary": any Subsidiary of the Borrower organized under the laws of any jurisdiction outside of the United States of America.

            "GAAP": generally accepted accounting principles in the United States of America in effect from time to time.

            "Gap Period": the period commencing on the date of the Existing Credit Agreement and ending on the date hereof.

            "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "Guarantee": the Guarantee to be executed and delivered by each Guarantor, substantially in the form of Exhibit B, as the same may be amended, supplemented or otherwise modified from time to time.

            "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assume or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

            "Guarantor": each Subsidiary of the Borrower (the names of which are listed on Schedule 8.22) which is a party to the Guarantee and Collateral Agreement (as defined in the Existing Credit Agreement) on the date hereof and each other Person which is or will become a guarantor under the Guarantee pursuant to the terms of this Agreement or in the sole discretion of the Borrower.

            "Indebtedness": with respect to any Person, as of the date of any determination thereof, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities or employment or consulting compensation incurred in the ordinary course of business and payable in accordance with customary practices), (b) all indebtedness for borrowed money secured by any Lien on any property owned by such Person to the extent of such Person's interest in such property, even though such Person has not assumed or become liable for the payment thereof, (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (d) all obligations of such Person as lessee under Capitalized Leases, (e) all obligations of such Person in respect of acceptances issued or created for the account of such Person, and (f) all Guarantee Obligations of such Person in respect of Indebtedness of any other Person. For purposes of all calculations provided for in this Agreement, there shall be disregarded any Guarantee Obligations of any Person in respect of any Indebtedness of any other Person with which the accounts of such first Person are then required to be consolidated in accordance with GAAP.

            "Insolvency": with respect to any Multiemployer Plan the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

            "Insolvent": pertaining to a condition of Insolvency.

            "Interest Expense": for any period, net interest expense in respect of Indebtedness of the Borrower and its Subsidiaries (including, without duplication, all interest capitalized or to be capitalized on the books of the Borrower and its Subsidiaries properly charged or chargeable to income for such period in accordance with GAAP) for such period.

            "Interest Payment Date": (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

            "Interest Period": with respect to any Eurodollar Loan:

                  (a) initially, the period commencing on the borrowing or
            conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, or, if available, four, five or nine months or one year thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

                  (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, or, if available, four, five or nine months or one year thereafter, as selected by the Borrower by irrevocable notice to the Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

      provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

                  (1) if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                  (2) any Interest Period that would otherwise extend beyond the
            Termination Date shall end on the Termination Date or the final date of maturity of the Term Loans, in the case of interest payable on the Term Loans;

                  (3) any Interest Period pertaining to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

                  (4) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

            "Investment": as applied to any Person, any direct or indirect purchase or other acquisition by such Person of Capital Stock or other securities of, or any assets constituting a business unit of, any other Person, or any direct or indirect loan, advance or capital contribution by such Person to any other Person. In computing the amount involved in any Investment at the time outstanding, (a) undistributed earnings of, and unpaid interest accrued in respect of Indebtedness owing by, such other Person shall not be included, (b) there shall not be deducted from the amounts invested in such other Person any amounts received as earnings (in the form of dividends, interest or otherwise) on such Investment or as loans from such other Person and (c) unrealized increases or decreases in value, or write-ups, write-downs or write-offs, of Investments in such other Person shall be disregarded.

            "ISP98": International Standby Practices ISP98, International Chamber of Commerce Publication No. 590, as the same may be amended from time to time.

            "Issuing Lender": Chase, in its capacity as issuer of the Letters of Credit and as creator of Acceptances.

            "Lauren": Ralph Lauren, an individual.

            "Letter of Credit Applications": the collective reference to Commercial Letter of Credit Applications and Standby Letter of Credit Applications.

            "Letter of Credit Documents": the collective reference to the Letter of Credit Applications, and the Letters of Credit and any other documents arising out of or in connection with the issuance of and participation in Letters of Credit hereunder.

            "Letter of Credit Obligations": at any particular time, all liabilities of the Borrower with respect to Letters of Credit, whether or not such liabilities are contingent or unmatured, including, without limitation, the sum of (a) the then outstanding Letter of Credit Reimbursement Loans plus (b) the then aggregate undrawn face amount of all then outstanding Letters of Credit.

            "Letter of Credit Participating Interest": with respect to any Letter of Credit, (a) in the case of the Issuing Lender, its undivided interest in such Letter of Credit, the related Letter of Credit Application, after giving effect to the granting of any participating interests therein and (b) in the case of any Participating Lender, its undivided participating interest in such Letter of Credit and the related Letter of Credit Application.

            "Letter of Credit Reimbursement Deficiency": as defined in subsection 4.6(b).

            "Letter of Credit Reimbursement Loan": as defined in subsection 4.6(b).

            "Letter of Credit Reimbursement Loan Account": as defined in subsection 4.6(b).

            "Letter of Credit Reimbursement Obligation": the obligation of the Borrower to reimburse the Issuing Lender in accordance with subsection 4.6(a) for any payment made by the Issuing Lender under any Letter of Credit issued for the account of the Borrower or any of its Subsidiaries.

            "Letters of Credit": the collective reference to Commercial Letters of Credit and Standby Letters of Credit.

            "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

            "Loans": the collective reference to the Revolving Credit Loans and the Term Loans and any other loans and extensions of credit made by the Lenders from time to time in accordance with the terms of this Agreement.

            "Margin Level I Status": shall exist on an Adjustment Date if the Consolidated Indebtedness Ratio as of the last day of the period covered by the financial statements relating to such Adjustment Date is greater than or equal to 2.0 to 1.

            "Margin Level II Status": shall exist on an Adjustment Date if the Consolidated Indebtedness Ratio as of the last day of the period covered by the financial statements relating to such Adjustment Date is less than
      2.0 to 1 but greater than or equal to 1.50 to 1.

            "Margin Level III Status": shall exist on an Adjustment Date if the Consolidated Indebtedness Ratio as of the last day of the period covered by the financial statements relating to such Adjustment Date is less than
      1.5 to 1 but greater than or equal to 1.25 to 1.

            "Margin Level IV Status": shall exist on an Adjustment Date if the Consolidated Indebtedness Ratio as of the last day of the period covered by the financial statements relating to such Adjustment Date is less than
      1.25 to 1.

            "Material Adverse Effect": a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Credit Documents or the rights or remedies of the Agent or the Lenders hereunder or thereunder.

            "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

            "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

            "Net Income" ("Net Loss"): with respect to any Person or group of Persons, as the case may be, for any fiscal period, the difference between
      (a) gross revenues of such Person or group of Persons and (b) all costs, expenses and other charges incurred in connection with the generation of such revenue (including, without limitation, taxes on income), determined on a consolidated or combined basis, as the case may be, and in accordance with GAAP.

            "Non-Excluded Taxes": as defined in subsection 6.16(a).

      "Notes": the collective reference to the Revolving Credit Notes and the Term Notes; each, individually, a 'Note'.

            "OBCA": as defined in the recitals hereto.

            "Offer to Purchase": as defined in the recitals hereto.

            "Offeror": as defined in the recitals hereto.

            "Participants": as defined in subsection 13.6(b).

            "Participating Lender": any Lender (other than the Issuing Lender), in its capacity as an acquiror of Letter of Credit Participating Interests in Letters of Credit and as an acquiror of Acceptance Participating Interests in Acceptances.

            "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

            "Permitted Acquisition": any acquisition by the Borrower or any Subsidiary, on or after the Closing Date, (whether effected through a purchase of Capital Stock or assets or through a merger, consolidation or amalgamation), of (i) another Person or (ii) the assets constituting an entire business or operating business unit of another Person, provided that:

                  (a) the assets so acquired or, as the case may be, the assets of the Person so acquired shall be in a Related Line of Business;

                  (b) no Default or Event of Default shall have occurred and be continuing at the time thereof or would result therefrom;

                  (c) the Borrower shall have delivered to the Agent, as soon as available but in no event later than the date of disclosure by the Borrower to the public, a copy of the executed purchase agreement with respect thereto (without exhibits, except to the extent available and requested by the Agent); and

                  (d) such acquisition shall be effected in such manner so that the acquired Capital Stock or assets are owned either by the Borrower or a Subsidiary and, if effected by merger, consolidation or amalgamation, the Borrower or a Subsidiary shall be the continuing, surviving or resulting entity.

            "Person": an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

            "Plan": at any particular time, any employee benefit plan other than a Multiemployer Plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to
      be) an "employer" as defined in Section 3(5) of ERISA.

            "Properties": as defined in subsection 8.20(a).

            "Register": as defined in subsection 13.6(d).

            "Regulation U": Regulation U of the Board as in effect from time to time.

            "Related Line of Business": (a) any line of business in which the Borrower or any of its Subsidiaries is engaged as of, or immediately prior to, the Closing Date, (b) any wholesale, retail or other distribution of products or services under any Trademark or any derivative thereof or (c) any similar business and any business which provides a service and/or supplies products in connection with any business described in clause (a) or (b) above.

            "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of
      Section 4241 of ERISA.

            "Reportable Event": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg.
      Section 2615.

            "Required Lenders": at a particular time, Lenders the Combined Loan Percentages of which aggregate at least 51%.

            "Requirement of Law": as to any Person, the Articles or Certificate of Incorporation and By-Laws or Certificate of Partnership or partnership agreement or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

            "Reserve Determination": as defined in subsection 5.4.

            "Responsible Officer": with respect to the Borrower, the chief executive officer, the chief operating officer, the president or any vice president of the Borrower, and with respect to financial matters, the chief financial officer or the Vice President-Finance or the Vice President-Treasurer of the Borrower.

            "Restricted Payment": with respect to the Borrower and any of its Subsidiaries, (a) any declaration or payment of any dividend on, or the making of or provision for any distribution on account of, shares of any class of Capital Stock of such Person (other than to the Borrower or another Subsidiary of the Borrower), now or hereafter outstanding, whether in cash or property or in obligations of the Borrower or any of its Subsidiaries, and (b) any purchase, redemption or other acquisition or retirement for value of any shares of any class of Capital Stock of such Person (other than from the Borrower or another Subsidiary of the Borrower), or any warrants, rights or options to acquire any such shares, now or hereafter outstanding.

            "Revolving Credit Commitment": at any time, with respect to each Lender, the amount set forth opposite such Lender's name on Schedule 1.1 in the section entitled "Revolving Credit Commitments", as such amount may be reduced or increased from time to time in accordance with the provisions of this Agreement.

            "Revolving Credit Commitment Percentage": as to any Lender at any particular time, the percentage of the aggregate Revolving Credit Commitments then constituted by such Lender's Revolving Credit Commitment (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which such Lender's portion of the Aggregate Revolving Credit Extensions of Credit constitutes of the Aggregate Revolving Credit Extensions of Credit).

            "Revolving Credit Commitment Period": the period from and including the Closing Date to but not including the Termination Date or such earlier date as the Revolving Credit Commitments shall terminate as provided herein.

            "Revolving Credit Loans": as defined in subsection 2.1.

            "Revolving Credit Note": as defined in subsection 2.2.

            "SEC": the Securities and Exchange Commission.

            "Second-Step Transaction": as defined in the recitals hereto.

            "Sight Draft Letter of Credit": a Commercial Letter of Credit providing for payment of sight drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by documents complying with the terms thereof.

            "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

            "Standby Letter of Credit": an irrevocable letter of credit pursuant to which the Issuing Lender agrees to make payments in Dollars for the account of the Borrower or any of its Subsidiaries in respect of obligations of the Borrower or any of its Subsidiaries incurred pursuant to contracts made or performances undertaken or to be undertaken or like matters relating to contracts to which the Borrower or any of its Subsidiaries is or proposes to become a party in the ordinary course of the Borrower's or any of its Subsidiaries' business, including, without limiting the foregoing, for insurance purposes and in connection with lease transactions.

            "Standby Letter of Credit Application": as defined in subsection 4.3(a).

            "Subordinated Indebtedness": any Indebtedness of the Borrower, provided that with respect to any such Indebtedness (i) no part of the principal of such Indebtedness is stated to be payable or is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the Termination Date and the payment of principal of which and (subject to clause (ii) below) any other obligations of the Borrower in respect thereof are subordinated to the prior payment in full of principal of and interest (including post-petition interest) on the Notes, the Letter of Credit Obligations, the Acceptance Obligations and all other obligations and liabilities of the Borrower to the Agent and the Lenders hereunder on terms and conditions first approved in writing by the Required Lenders, (ii) no part of the interest accruing on such Indebtedness (other than interest payable solely in kind which shall be similarly subordinated) is payable after a Default or Event of Default has occurred and is continuing, and (iii) such Indebtedness otherwise contains terms, covenants and conditions in form and substance reasonably satisfactory to the Required Lenders, as evidenced by their prior written approval thereof.

            "Subsidiary": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries (including a wholly owned Subsidiary of such Person), or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

            "Support Agreement": the Support Agreement, dated as of February 28, 1999, among the Offeror, the Borrower and the Target.

            "Target": as defined in the recitals hereto.

            "Target Stock": as defined in the recitals hereto.

            "Tender Offer": as defined in the recitals hereto.

            "Term Loan": as defined in subsection 3.1.

            "Term Loan Commitment": as to any Lender, the obligation of such Lender to make Term Loans in the aggregate amount set forth opposite such

      Lender's name on Schedule 1.1 in the section entitled "Term Loan Commitments", as such amount may be reduced from time to time in accordance with the provisions of this Agreement.

            "Term Loan Commitment Period": the period from and including the Closing Date to but not including the Term Loan Termination Date.

            "Term Loan Exposure": means, with respect to any Lender at any time, the outstanding principal amount of such Lender's Term Loan at such time.

            "Term Loan Percentage": as to any Lender at any time, (a) in relation to any borrowing of Term Loans, the percentage of the aggregate Term Loan Commitments then constituted by such Lender's Term Loan Commitment and (b) otherwise, the percentage of the aggregate Term Loans then constituted by such Lender's Term Loan.

            "Term Loan Termination Date": the earlier of (a) the date which is 120 days after the Closing Date and (b) the date on which the Tender Offer lapses and is not extended by the Offeror or is withdrawn by the Offeror.

            "Term Note": as defined in subsection 3.2.

            "Termination Date": June 30, 2003.

            "Time Draft Letter of Credit": a Commercial Letter of Credit providing for acceptance by the Issuing Lender of time drafts when presented for honor thereunder in accordance with the terms thereof, provided that no such draft shall be payable more than 180 days after sight or later than 90 days after the Termination Date, and provided, further, that each such draft is accompanied by documents complying with the terms of such Letter of Credit.

            "Time Draft and Standby Fee Percentage:" at any time, a percentage equal to the Applicable Margin then in effect.

            "Trademarks": as defined in subsection 9.5.

            "Tranche": the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

            "Type": as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

            "Uniform Customs": the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

            "Untendered Target Stock": as defined in the recitals hereto.

            "Voting Stock": stock of any class or classes (however designated), or other equity ownership interests, of any Person, the holders of which are at the time entitled, as such holders, to vote for the election of the directors or other governing body of the Person involved, whether or not the right so to vote exists by reason of the happening of a contingency.

            1.2 Other Definitional Provisions. (a) Unless otherwise defined therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes and the other Credit Documents or any certificate or other document made or delivered pursuant hereto or in connection herewith.

            (b) As used herein and in the Notes, the other Credit Documents and any certificate or other document made or delivered pursuant hereto or in connection herewith, accounting terms relating to the Borrower and its Subsidiaries not defined in subsection 1.1, and accounting terms partly defined in subsection 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP.

            (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

            (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.


            SECTION 2.  AMOUNT AND TERMS OF REVOLVING
                         CREDIT COMMITMENTS

            2.1 Revolving Credit Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans ("Revolving Credit Loans") to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the amount of such Lender's Revolving Credit Commitment; provided, that no Revolving Credit Loan shall be made if, after giving effect thereto, the Available Revolving Credit Commitments would be less than zero. During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Credit Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans, or (iii) a combination thereof, as determined by the Borrower and notified to the Agent in accordance with subsections 2.3 and 6.10, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Termination Date.

            2.2 Revolving Credit Notes. The Revolving Credit Loans made by each Lender shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit A-1 hereto, with appropriate insertions as to payee, date and principal amount (individually, a "Revolving Credit Note"; collectively, the "Revolving Credit Notes"), payable to the order of such Lender and in a principal amount equal to the lesser of (a) the amount set forth opposite each Lender's name on Schedule 1.1 in the section entitled "Revolving Credit Commitments" and (b) the aggregate unpaid principal amount of all Revolving Credit Loans made by such Lender. Each Lender is hereby authorized to record the date and amount of each such Revolving Credit Loan made by such Lender, each continuation thereof and the date and amount of each payment or prepayment of principal thereof, on the schedule annexed to and constituting a part of its Revolving Credit Note, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. Each Revolving Credit Note shall (i) be dated the Closing Date, (ii) be stated to mature on the Termination Date, and (iii) provide for the payment of interest in accordance with subsection 6.1.

            2.3 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day, provided that the Borrower shall give the Agent irrevocable telephonic notice (which notice must be received by the Agent prior to 11:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans or (b) on the requested Borrowing Date, otherwise), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the amounts of such Type of Loan and the lengths of the initial Interest Periods therefor. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of ABR Loans, $500,000 or a whole multiple thereof (or, if the then Available Revolving Credit Commitments are less than $500,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000, or a whole multiple of $500,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Agent for the account of the Borrower at the office of the Agent specified in subsection 13.2 prior to 1:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Agent. Such borrowing will then be made available to the Borrower by the Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent.

            2.4 Use of Proceeds. The proceeds of the Revolving Credit Loans shall be used by the Borrower for general corporate purposes, including to finance the operations of the Borrower and its Subsidiaries in the ordinary course of their businesses and to finance capital expenditures.


            SECTION 3.  AMOUNT AND TERMS OF TERM LOANS

            3.1 Term Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make term loans ("Term Loans") to the Borrower from time to time during the Term Loan Commitment Period in an aggregate amount not to exceed such Lender's Term Loan Commitment.

            3.2 Term Notes. The Term Loans made by each Lender shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit A-2 hereto, with appropriate insertions as to payee, date and principal amount (individually, a "Term Note"; collectively, the "Term Notes"), payable to the order of such Lender and in a principal amount equal to the lesser of (a) the amount set forth opposite each Lender's name on
Schedule 1.1 in the section entitled "Term Loan Commitments" and (b) the aggregate unpaid principal amount of all Term Loans made by such Lender.
Each Lender is hereby authorized to record the date and amount of each such Term Loan made by such Lender, each continuation thereof and the date and amount of each payment or prepayment of principal thereof, on the schedule annexed to and constituting a part of its Term Note, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. Each Term Note shall (i) be dated the Closing Date, (ii) be stated to mature in one payment on June 30, 2003, and (iii) provide for the payment of interest in accordance with subsection 6.1.

            3.3 Procedure for Term Loan Borrowing. The Borrower may borrow under the Term Loan Commitments during the Term Loan Commitment Period on any Business Day, provided that the Borrower shall give the Agent irrevocable telephonic notice (which notice must be received by the Agent prior to 11:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Term Loans are to be initially Eurodollar Loans or (b) on the requested Borrowing Date, otherwise), specifying (i) the aggregate amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the amounts of such Type of Loan and the lengths of the initial Interest Period therefor. Each borrowing under the Term Loan Commitments shall be in an amount equal to (x) in the case of ABR Loans, $500,000 or a whole multiple thereof (or, if the then Available Term Loan Commitments are less than $500,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000, or a whole multiple of $500,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Agent for the account of the Borrower at the office of the Agent specified in subsection
13.2 prior to 1:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Agent. Such borrowing will then be made available to the Borrower by the Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent.

            3.4 Use of Proceeds. The proceeds of the Term Loans shall be used by the Borrower to finance the Tender Offer and the Compulsory Acquisition or the Second-Step Transaction (provided that the aggregate amount paid in connection therewith shall not exceed approximately Canadian $85,000,000) and the repayment of approximately Canadian $44,000,000 of currently existing Indebtedness of the Target and to pay related fees and expenses.

            SECTION 4.  AMOUNT AND TERMS OF LETTERS OF CREDIT

            4.1 Letters of Credit. Subject to the terms and conditions hereof, the Issuing Lender and each Participating Lender agree to extend credit by the Issuing Lender's issuing Letters of Credit in the form of Commercial Letters of Credit or Standby Letters of Credit for the account of the Borrower and its Subsidiaries, and by each Participating Lender's acquiring its Letter of Credit Participating Interest in each such Letter of Credit issued by the Issuing Lender, from time to time during the Revolving Credit Commitment Period in an aggregate face amount at any one time outstanding not to exceed in the case of Standby Letters of Credit, $15,000,000, provided, that no Letter of Credit shall be issued hereunder if, after giving effect thereto, the Available Revolving Credit Commitments would be less than zero. During the Revolving Credit Commitment Period, the Borrower may use the Revolving Credit Commitments in this manner by having the Issuing Lender issue Letters of Credit, having such Letters of Credit expire undrawn upon or, if drawn upon, reimbursing the Issuing Lender for such drawing, and having the Issuing Lender issue new Letters of Credit, all in accordance with the terms and conditions hereof.

            4.2 Issuance of Commercial Letters of Credit. (a) Subject to the terms and conditions hereof (including, without limitation, subsection 4.1), the Borrower may request the Issuing Lender to issue a Commercial Letter of Credit in favor of sellers of goods to the Borrower and its Subsidiaries on any Business Day during the Revolving Credit Commitment Period by delivering to the Agent at its address specified in subsection 13.2 (or such other lending office of the Agent as the Agent shall request) a commercial letter of credit application (executed by the Borrower and, in the case of any Letter of Credit to be issued for the account of any Subsidiary of the Borrower, such Subsidiary) by a transmission in accordance with past practice (a "Commercial Letter of Credit Application"), completed to the satisfaction of the Issuing Lender, together with such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Subject to the provisions of the last sentence of subsection 4.8, the Borrower hereby agrees to observe and perform its covenants, duties and obligations under each Commercial Letter of Credit Application.

            (b) Each Commercial Letter of Credit issued hereunder shall, among other things, (i) be either a Sight Draft Letter of Credit or a Time Draft Letter of Credit, (ii) have an expiry date occurring not later than one year after the date of issuance of such Commercial Letter of Credit and in no event later than 90 days after the Termination Date, and (iii) be denominated in Dollars (except for Commercial Letters of Credit denominated in foreign currencies acceptable to the Issuing Lender in its sole discretion (each an "Approved Foreign Currency"; provided that the aggregate undrawn face amount of all such Commercial Letters of Credit issued in an Approved Foreign Currency shall not exceed the Dollar Equivalent of $10,000,000 at any time outstanding). Each Commercial Letter of Credit Application and each Commercial Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

            (c) The Issuing Lender shall not at any time be obligated to issue any Commercial Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing

Lender or any Participating Lender to exceed any limits imposed by, any applicable Requirements of Law.

            4.3 Issuance of Standby Letters of Credit. (a) Subject to the terms and conditions hereof (including, without limitation, subsection 4.1), the Borrower may request the Issuing Lender to issue a Standby Letter of Credit for the account of the Borrower or any of its Subsidiaries, on any Business Day during the Revolving Credit Commitment Period by delivering to the Agent at its address specified in subsection 13.2 (or such other lending office of the Agent as the Agent shall request) a standby letter of credit application (executed by the Borrower and, in the case of any Letter of Credit issued for the account of any Subsidiary of the Borrower, such Subsidiary) substantially in the form of Exhibit D hereto (a "Standby Letter of Credit Application"), completed to the satisfaction of the Issuing Lender, together with such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Subject to the provisions of the last sentence of subsection 4.8, the Borrower hereby agrees to observe and perform its covenants, duties and obligations under each Standby Letter of Credit Application.

            (b) Each Standby Letter of Credit issued hereunder shall, among other things, (i) be in such form and for such purposes requested by the Borrower as shall be acceptable to the Issuing Lender in its sole discretion,
(ii) have an expiry date occurring not later than one year after the date of issuance of such Standby Letter of Credit and in no event occurring later than 90 days after the Termination Date and (iii) be denominated in Dollars and have a minimum face amount of $25,000. Each Standby Letter of Credit Application and each Standby Letter of Credit shall be subject to ISP 98 and, to the extent not inconsistent therewith, the laws of the State of New York.

            (c) The Issuing Lender shall not at any time be obligated to issue any Standby Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any Participating Lender to exceed any limits imposed by, any applicable Requirements of Law.

            4.4 Participating Interests. Effective in the case of each Letter of Credit as of the date of the issuance thereof, the Issuing Lender agrees to allot and does allot, to itself and each Participating Lender, and each Participating Lender irrevocably agrees to take and does take, a Letter of Credit Participating Interest in each Letter of Credit, the related Letter of Credit Application and all obligations of the Borrower with respect thereto (other than fees payable to the Issuing Lender pursuant to subsections 6.3(b) and 6.4(b)) in a percentage equal to such Lender's Revolving Credit Commitment Percentage. Each Participating Lender hereby agrees that its participation obligations described in the immediately preceding sentence shall be irrevocable and unconditional.

            4.5 Procedure for Opening Letters of Credit. Upon receipt of any Letter of Credit Application from the Borrower, the Issuing Lender will process such Letter of Credit Application and the other certificates, documents and other papers delivered to the Issuing Lender in connection therewith, in accordance with its customary procedures and shall promptly open such Letter of Credit by issuing the original of such Letter of Credit to the beneficiary thereof and by furnishing a copy thereof to the Borrower. The Issuing Lender will send monthly reports to each

Participating Lender and the Borrower, on the third Business Day of each calendar month, indicating the Letters of Credit opened during the previous month.

            4.6 Payments. (a) The Borrower agrees to reimburse the Issuing Lender in Dollars and in immediately available funds, forthwith on the date the Issuing Lender is presented with a draft under any Letter of Credit (whether issued for the account of the Borrower or any Subsidiary of the Borrower) and otherwise in accordance with the terms of the Letter of Credit Application relating thereto, for any payment made by the Issuing Lender under any Sight Draft Letter of Credit and any Standby Letter of Credit issued for its account. In the case of any Letter of Credit issued in an Approved Foreign Currency, such reimbursement obligation with respect to any payment thereunder made in an Approved Foreign Currency shall be in an amount equal to the Dollar Equivalent of the amount of such payment. The Issuing Lender is hereby authorized to charge the account(s) maintained by the Borrower at Chase for all amounts payable pursuant to this subsection 4.6(a).

            (b) The failure by the Borrower on any day to have sufficient aggregate Dollar funds on deposit in its account(s) maintained at Chase to pay all Letter of Credit Reimbursement Obligations due on such day in accordance with subsection 4.6(a) (such deficiency being hereinafter referred to as a "Letter of Credit Reimbursement Deficiency") shall constitute the making by the Issuing Lender of a loan to the Borrower (a "Letter of Credit Reimbursement Loan") in a principal amount equal to the amount of the Letter of Credit Reimbursement Deficiency as of such day. Each Letter of Credit Reimbursement Loan shall (i) be payable on demand, (ii) be evidenced by a loan account maintained on the books and records of the Issuing Lender (the "Letter of Credit Reimbursement Loan Account") and (iii) bear interest from the date of the creation of the applicable Letter of Credit Reimbursement Obligation until paid in full at a rate per annum equal to (x) for the Business Day on which such Letter of Credit Reimbursement Loan is created, the ABR and (y) thereafter, the ABR plus 2%. Interest on each Letter of Credit Reimbursement Loan shall be payable on demand. The entries in the Letter of Credit Reimbursement Loan Account shall constitute prima facie evidence of the accuracy of the information set forth therein.

            (c) In the event that the Issuing Lender makes a Letter of Credit Reimbursement Loan in accordance with subsection 4.6(b), the Issuing Lender will promptly notify each Participating Lender. Forthwith upon its receipt of any such notice, each Participating Lender will transfer to the Issuing Lender, in Dollars and in immediately available funds, an amount equal to such Participating Lender's Revolving Credit Commitment Percentage of such Letter of Credit Reimbursement Loan plus interest thereon calculated from the date of such notice at the Federal Funds Effective Rate.

            (d) Whenever, at any time after the Issuing Lender has made payment under any Sight Draft Letter of Credit or Standby Letter of Credit and has received from each Participating Lender its Revolving Credit Commitment Percentage of any Letter of Credit Reimbursement Loan in accordance with subsection 4.6(c), the Issuing Lender receives any payments related to such Letter of Credit Reimbursement Loan (whether received directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to each Participating

Lender its pro rata share thereof; provided, however, that in the event that the receipt by the Issuing Lender of such payments or such payment of interest (as the case may be) is required to be returned, each Participating Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it.

            (e) Within fifteen days after the end of each calendar quarter, the Issuing Lender will notify each Participating Lender (with copies to the Borrower) of (i) each payment made by the Issuing Lender during such calendar quarter under any Sight Draft Letter of Credit or Standby Letter of Credit and (ii) each payment made by the Borrower during such calendar quarter to the Issuing Lender in reimbursement of amounts paid by the Issuing Lender under any such Letter of Credit.

            4.7 Further Assurances. The Borrower hereby agrees to do and perform, from time to time, any and all acts and to execute any and all further instruments reasonably requested by the Issuing Lender more fully to effect the purposes of this Agreement and the issuance of the Letters of Credit opened hereunder for its account.

            4.8  Letter of Credit Applications.  The provisions of this
Section 4 in respect of any Letters of Credit are supplemental to, and not in derogation of, any rights and remedies of the Issuing Lender and the Lenders under the Letter of Credit Applications related to such Letters of Credit and under ISP98 (in the case of Standby Letters of Credit) or the Uniform Customs (in the case of other Letters of Credit) and other applicable laws. In the event of any conflict between the terms of this Agreement and the terms of the Letter of Credit Applications, the terms set forth in this Agreement shall control.

            4.9 Use of Letters of Credit. The Commercial Letters of Credit opened for the account of the Borrower and its Subsidiaries shall be used solely to finance purchases of inventory by such Persons in the ordinary course of their business, and the Standby Letters of Credit shall be used solely for the purposes described in the definition of such term in subsection 1.1.

                            SECTION 5.  ACCEPTANCES

            5.1 Acceptances. The Issuing Lender and each Participating Lender confirm that the Issuing Lender's issuance of Time Draft Letters of Credit and each Participating Lender's acquisition of Letter of Credit Participating Interests therein constitutes an agreement by the Issuing Lender and the Participating Lenders to extend credit by the Issuing Lender's accepting drafts ("Drafts") for the account of the Borrower that are presented for honor under Time Draft Letters of Credit in compliance with the terms thereof (each such accepted Draft, an "Acceptance") and each Participating Lender's acquiring its Acceptance Participating Interest in such Acceptance created by the Issuing Lender, from time to time during the period from the Closing Date to and including the Termination Date, provided, that each Draft shall be denominated in Dollars and shall be stated to mature on a Business Day which is 30, 60, 90 or 180 days after the date thereof, at the option of the Borrower. From and after the Closing Date, all then outstanding Acceptances, if any, created under, and as defined in, the Existing Credit

Agreement shall be deemed for all purposes hereunder to be Acceptances created under this Agreement on the Closing Date.

            5.2 Participating Interests. Effective in the case of each Acceptance as of the date of the creation thereof, the Issuing Lender agrees to allot and does allot, to itself and each Participating Lender, and each Participating Lender irrevocably agrees to take and does take, an Acceptance Participating Interest in each Acceptance, the related Draft and all obligations of the Borrower with respect thereto (other than fees payable to the Issuing Lender pursuant to subsection 6.5(b)) in a percentage equal to such Lender's Revolving Credit Commitment Percentage. Each Participating Lender hereby agrees that its participation obligations described in the immediately preceding sentence shall be irrevocable and unconditional.

            5.3 Payments. (a) The Borrower shall be obligated, and hereby unconditionally agrees, to pay to the Issuing Lender the face amount of each Acceptance created by the Issuing Lender hereunder on the maturity thereof, or such earlier date on which the obligations of the Borrower under this Agreement become due and payable. The Issuing Lender is hereby authorized to charge the account(s) maintained by the Borrower at Chase for all amounts payable pursuant to this subsection 5.3(a).

            (b) The failure by the Borrower on any day to have sufficient aggregate Dollar funds on deposit in its account(s) maintained at Chase to pay all Acceptance Reimbursement Obligations due on such day in accordance with subsection 5.3(a) (such deficiency being hereinafter referred to as an "Acceptance Reimbursement Deficiency") shall constitute the making by the Issuing Lender of a loan to the Borrower (an "Acceptance Reimbursement Loan") in a principal amount equal to the amount of the Acceptance Reimbursement Deficiency as of such day. Each Acceptance Reimbursement Loan shall (i) be payable on demand, (ii) be evidenced by a loan account maintained on the books and records of the Issuing Lender (the "Acceptance Reimbursement Loan Account"), and (iii) bear interest from the date of the creation of the applicable Acceptance Reimbursement Obligation until paid in full at a rate per annum equal to (x) for the Business Day on which such Acceptance Reimbursement Loan is created, the ABR and (y) thereafter, the ABR plus 2%. Interest on each Acceptance Reimbursement Loan shall be payable on demand. The entries in the Acceptance Reimbursement Loan Account shall constitute prima facie evidence of the accuracy of the information set forth therein.

            (c) If the Issuing Lender makes an Acceptance Reimbursement Loan in accordance with subsection 5.3(b), the Issuing Lender will promptly notify each Participating Lender. Forthwith upon receipt of such notice, each Participating Lender will transfer to the Issuing Lender, in Dollars and in immediately available funds, an amount equal to such Participating Lender's Revolving Credit Commitment Percentage of such Acceptance Reimbursement Loan plus interest thereon calculated from the date of such notice at the Federal Funds Effective Rate.

            (d) Upon each Participating Lender's payment in full to the Issuing Lender of its Revolving Credit Commitment Percentage of any
Acceptance Reimbursement Loan in accordance with subsection 5.3(b), such Participating Lender shall acquire the Issuing Lender's claim against the Borrower in respect of such Acceptance Reimbursement Loan to the extent of the amount paid by such Participating Lender. Each Participating Lender agrees that the Issuing Lender shall have full authority and responsibility for enforcing all claims against the Borrower with respect to Acceptances and Acceptance Reimbursement Loans and exercising all rights and remedies with respect thereto.

            (e) Whenever, at any time after the Issuing Lender has received from each Participating Lender its pro rata share of any Acceptance Reimbursement Loan in accordance with subsection 5.3(c), the Issuing Lender receives any payments related to such Acceptance Reimbursement Loan (whether received directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to each Participating Lender its pro rata share thereof; provided, however, that in the event that the receipt by the Issuing Lender of such payments or such payment of interest (as the case may be) is required to be returned, each Participating Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it.

            (f) Within fifteen days after the end of each calendar quarter, the Issuing Lender will notify each Participating Lender and the Borrower of
(i) each creation of an Acceptance by the Issuing Lender during such calendar quarter and (ii) each payment made by the Borrower to the Issuing Lender during such calendar quarter on account of any Acceptance Reimbursement Obligation.

            5.4  Termination of Acceptance Commitments.  In the event that
(a) there is a determination made by any regulatory body or instrumentality thereof (including, without limitation, any Federal Reserve Lender or any bank examiner), or there is a change in, or change in interpretation of, any applicable law, rule or regulation (such determination or such change, a "Reserve Determination"), in either case to the effect that bankers' acceptances created hereunder or in connection with a substantially similar facility (whether or not the Borrower or any Lender is directly involved as parties) will be ineligible for reserve-free treatment (or if already discounted, should have been ineligible for reserve-free treatment) with Federal Reserve Banks, and as a result any Lender is required to maintain, or determines as a matter of prudent banking that it is appropriate for it to maintain, additional reserves, or (b) any restriction is imposed on any Lender (including, without limitation, any change in acceptance limits imposed on any Lender) which would prevent such Lender from creating or purchasing participating interests in bankers' acceptances, as the case may be, or otherwise performing its obligations in respect of Acceptances, then, with the consent of the Participating Lenders, the Issuing Lender may, or upon the direction of any Participating Lender, the Issuing Lender shall, by notice to the Borrower in accordance with subsection 13.2, terminate the obligation of the Issuing Lender to issue Time Draft Letters of Credit and to create Acceptances in whole, effective on the date on which the Issuing Lender gives such notice, and the Issuing Lender shall have no further obligation to issue Time Draft Letters of Credit.

            5.5 Mandatory Prepayment of Acceptance. The Borrower shall, within one Business Day of its receipt of a notice of termination from the Issuing Lender pursuant to subsection 5.4, prepay the Acceptance Obligations with respect to each Acceptance then outstanding by paying to the Issuing
Lender the face amount of each Acceptance less a prepayment discount calculated by the Issuing Lender based upon the then prevailing rate for U.S. Treasury Bills maturing on or about the maturity date of such Acceptance (and communicated to the Borrower in its notice of termination pursuant to subsection 5.4); provided that in the event the Borrower fails to make such prepayment as provided in this subsection 5.5, each Lender's pro rata share of the Acceptance Obligation with respect to each Acceptance then outstanding shall be deemed to be a Revolving Credit Loan made on the Business Day on which such prepayment was due in a principal amount equal to such Lender's pro rata share of the face amount of such Acceptance and subject to the terms and conditions of Section 2 and Section 6 hereof.


            SECTION 6.  GENERAL PROVISIONS APPLICABLE TO LOANS

            6.1 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

            (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR.

            (c)  If all or a portion of (i) the principal amount of any Loan,
(ii) any interest payable thereon or (iii) any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2% or (y) in the case of overdue interest, commitment fee or other amount, the rate described in paragraph (b) of this subsection plus 2%, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).

            (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection shall be payable from time to time on demand.

            6.2 Commitment and Other Fees. (a) The Borrower agrees to pay to the Agent, for the account of the Lenders, a commitment fee for the period from and including the first day of the Term Loan Commitment Period to the Term Loan Termination Date, computed at the rate per annum equal to the Applicable Commitment Rate Percentage on the average daily amount of the Available Term Loan Commitments during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Term Loan Termination Date, commencing on the first of such dates to occur after the date hereof.

            (b) The Borrower agrees to pay to the Agent, for the account of the Lenders, a commitment fee for the period from and including the first day of the Revolving Credit Commitment Period to the Termination Date, computed at the rate per annum equal to the Applicable Commitment Rate Percentage on the average daily amount of the Available Revolving Credit Commitments during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date, commencing on the first of such dates to occur after the date hereof.

            (c) The Borrower agrees to pay to the Agent, for the account of the Agent, the fees described in the fee letter dated February 26, 1999 between the Borrower and the Agent.

            6.3 Commercial Letter of Credit Fees. (a) The Borrower agrees that on the date of each drawing under a Commercial Letter of Credit, it will pay to the Agent, for the account of the Issuing Lender, a Commercial Letter
of Credit fee.   In the case of a Sight Draft Letter of Credit, such fee
shall be equal to the higher of (i) $50 and (ii) the Applicable Sight Draft Fee Percentage then in effect of the amount of such drawing (calculated on the basis of the Dollar Equivalent thereof in the case of any Letter of Credit issued in an Approved Foreign Currency). In the case of a Time Draft Letter of Credit, such fee shall equal the higher of (i) $120 and (ii) a percentage of the amount of such drawing equal to the Applicable Margin then in effect (calculated on the basis of the Dollar Equivalent thereof in the case of any Letter of Credit issued in an Approved Foreign Currency). On the last day of each March, June, September and December, the Issuing Lender will allocate and pay to each Participating Lender a fee equal to such Participating Lender's pro rata share of the amount of such fees received from the Borrower during the immediately preceding three-month period calculated on the basis of the Applicable Sight Draft Fee Percentage or the Applicable Margin.

            (b) The Borrower agrees to pay to the Issuing Lender for its own account the customary fees (including, without limitation, issuing fees, amendment fees and processing fees) charged by the Issuing Lender in connection with its issuance and administration of commercial letters of credit.

            6.4 Standby Letter of Credit Fees. (a) The Borrower agrees to pay the Agent, for the account of the Issuing Lender and the Participating Lenders, a Standby Letter of Credit fee calculated at the rate per annum equal to the Applicable Margin from time to time in effect of the amount available to be drawn under each Standby Letter of Credit issued for its account (and in no event less than $500 with respect to each such Standby Letter of Credit), payable to the Issuing Lender semi-annually in advance on the date of issue of any Standby Letter of Credit and, thereafter, on each six-month anniversary of such date of issue. The Issuing Lender will promptly pay to the Participating Lenders their pro rata shares of any amounts received from the Borrower in respect of any such fees.

            (b) The Borrower agrees to pay to the Issuing Lender for its own account the customary fees (including, without limitation, issuing fees and processing fees) charged by the Issuing Lender in connection with its issuance and administration of standby letters of credit.

            6.5  Acceptance Fees.  (a)  The Borrower agrees to pay the
Issuing Lender an acceptance commission (an "Acceptance Commission") on the face amount of each Acceptance created by the Issuing Lender hereunder for the period from the date of such Acceptance to the date of its maturity at a rate per annum equal to the Acceptance Discount Rate in effect on the date of creation of such Acceptance plus the Applicable Margin, payable in full on the date of creation of such Acceptance; provided that such Acceptance Commission shall be an amount equal to at least $120. On the last day of each March, June, September and December, the Issuing Lender will allocate and pay to each Participating Lender such Participating Lender's pro rata share of the Applicable Margin portion of the Acceptance Commissions paid during the immediately preceding three-month period.

            (b) The Borrower agrees to pay to the Issuing Lender for its own account the customary fees (including, without limitation, processing fees) charged by the Issuing Lender in connection with its creation and administration of bankers' acceptances.

            6.6 Computation of Interest and Fees. (a) Interest on ABR Loans, Letter of Credit Reimbursement Loans, Acceptance Reimbursement Loans, Letter of Credit Reimbursement Obligations and Acceptance Reimbursement Obligations, and per annum fees shall be calculated on the basis of a 365- (or 366, as the case may be) day year for the actual days elapsed; otherwise interest shall be calculated on the basis of a 360-day year for the actual days elapsed. The Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan (or on any other obligation accruing interest under the terms hereof) resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

            (b) Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

            6.7 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice to the Agent prior to 11:00 A.M. on such date of prepayment, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of any such notice the Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to subsection 6.14 and, in the case of prepayments of the Term Loans only, accrued interest to such date on the amount prepaid. Amounts prepaid on account of the Term Loans may not be reborrowed. Partial prepayments shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. In the event any prepayment pursuant to this subsection 6.7 of Eurodollar Loans is not made on the last day of an Interest Period, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to subsection 6.14.

            6.8 Termination or Reduction of Commitments. (a) The Borrower shall have the right, upon not less than five Business Days' notice to the Agent, to terminate the Term Loan Commitments or, from time to time, to reduce the amount of the Term Loan Commitments. Any such reduction shall be in an amount equal to $1,000,000 or a whole multiple of $100,000 in excess thereof and shall reduce permanently the Term Loan Commitments then in effect.

            (b) The Borrower shall have the right, upon not less than five Business Days' notice to the Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments, provided that no such termination or reduction shall be permitted to the extent that, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Aggregate Revolving Credit Extensions of Credit then outstanding would exceed the Revolving Credit Commitments then in effect. Any such reduction shall be in an amount equal to $1,000,000 or a whole multiple of $100,000 in excess thereof and shall reduce permanently the Revolving Credit Commitments then in effect.

            6.9 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders under the Revolving Credit Commitments, each payment by the Borrower on account of any commitment fee hereunder in respect of the Revolving Credit Commitments and any reduction of the Revolving Credit Commitments of the Lenders shall be made pro rata according to the respective Revolving Credit Commitment Percentages of the Lenders. Each borrowing by the Borrower from the Lenders under the Term Loan Commitments, each payment by the Borrower on account of any commitment fee hereunder in respect of the Term Loan Commitments and any reduction of the Term Loan Commitments of the Lenders shall be made pro rata according to the respective Term Loan Commitment Percentages of the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders. All payments (including prepayments) to be made by the Borrower hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Agent at the Agent's office specified in subsection 13.2, in Dollars and in immediately available funds. The Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be due on the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

            (b) Unless the Agent shall have been notified in writing by any Lender prior to a Borrowing Date that such Lender will not make the amount that would constitute its Revolving Credit Commitment Percentage or Term Loan Percentage, as the case may be, of the borrowing on such date available to the Agent, the Agent may assume that such Lender has made such amount available to the Agent on such Borrowing Date, and the Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is made available to the Agent on a date after such Borrowing Date, such Lender shall pay to the Agent on demand an amount equal to the product of (i) the daily average Federal Funds Effective Rate during such period as quoted by the Agent, times (ii) the amount of such Lender's Revolving Credit Commitment Percentage or Term Loan Percentage, as the case may be, of such borrowing, times (iii) a fraction the numerator of which is the number of days that have elapsed from and including such Borrowing Date to the date on which such Lender's Revolving Credit Commitment Percentage or Term Loan Percentage, as the case may be, of such borrowing shall have become immediately available to the Agent and the denominator of which is 360. A certificate of the Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender's Revolving

Credit Commitment Percentage or Term Loan Percentage, as the case may be, of such borrowing is not in fact made available to the Agent by such Lender within three Business Days of such Borrowing Date, the Agent shall be entitled to recover (without duplication) such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Borrower.

            6.10 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Agent at least two Business Days' prior irrevocable notice of such election, provided that in the event any such conversion of Eurodollar Loans is not made on the last day of an Interest Period, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to subsection
6.14. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Agent at least three Business Days' prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurodollar Loans and ABR Loans may be converted as provided herein, provided that (i) no Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Agent has or the Required Lenders have determined that such a conversion is not appropriate and (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Revolving Credit Termination Date or, as the case may be, the date on which the Term Loans mature.

            (b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Agent has or the Required Lenders have determined that such a continuation is not appropriate or (ii) after the date that is one month prior to the Termination Date or, as the case may be, the day on which the Term Loans mature and provided, further, that if the Borrower shall fail to give such notice or if such continuation is not permitted such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.

            6.11 Minimum Amounts and Maximum Number of Tranches. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $500,000 in excess thereof. In no event shall there be more than 10 Eurodollar Tranches outstanding at any time.

            6.12 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

            (a) the Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

            (b) the Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. Unless the Borrower shall have notified the Agent promptly upon receipt of such notice that if it wishes to rescind or modify its request (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans and (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be converted to or continued as ABR Loans. In addition, in the case any such notice is given, any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by the Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

            6.13 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be cancelled and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 6.14.

            6.14 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of Eurodollar Loans after the Borrower has given notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such

Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate setting forth the calculations as to any additional amounts payable pursuant to this subsection 6.14 shall be submitted by an officer of a Lender, through the Agent, to the Borrower and shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans, the Notes, the Acceptance Obligations, the Letter of Credit Obligations and all other amounts payable hereunder.

            6.15 Change of Lending Office. Each Lender agrees that if it makes any demand for payment under subsection 6.16 or 6.17, or if any adoption or change of the type described in subsection 6.13 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under subsection 6.16 or 6.17, or would eliminate or reduce the effect of any adoption or change described in subsection 6.13.

            6.16 Taxes. (a) All payments shall be made by the Borrower under this Agreement and the Notes free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, in the case of the Agent and each Lender, net income and franchise taxes (imposed in lieu of net income taxes) imposed on the Agent or such Lender, as the case may be, as a result of a present or former connection between the Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax, or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Agent or any Lender hereunder or under the Notes, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof (a "Non-U.S. Lender") with respect to any taxes that are attributable to such Non-U.S. Lender's failure to comply with the requirements of paragraph (b) of this subsection.
Whenever any Non-Excluded Taxes specified in the preceding sentence are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the outstanding Notes, Acceptance Obligations, Letter of Credit Obligations and all other amounts payable hereunder.

            (b) Each Non-U.S. Lender agrees that prior to the first Interest Payment Date it will deliver to the Borrower and the Agent (i) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form. Each such Lender also agrees to deliver to the Borrower and the Agent two new, duly completed copies of the said Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, and such extensions or renewals thereof as may reasonably be requested by the Borrower or the Agent. Such Lender shall certify (i) in the case of a Form 1001 or 4224, that it is entitled to receive payments under the Agreement without deduction or withholding of any United States federal income taxes, unless in any such case an event (including, without limitation, any change in treaty, law or regulations) has occurred after the Closing Date and prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower that it is not capable of so receiving payments without any deduction or withholding, and (ii) in the case of a Form W-8 or W-9, that it is entitled to a complete exemption from United States backup withholding tax. Each Person that shall become a Lender or a Participant pursuant to subsection 13.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this subsection, provided that in the case of a Participant, such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

            (c) Each Lender agrees to use reasonable efforts (including reasonable efforts to change the office in which it is booking its Loans) consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion, to avoid or minimize any amounts which might otherwise be payable pursuant to this subsection 6.16.

            (d) If the Agent or any Lender receives a refund which in the good faith judgment of such Lender is allocable to Non-Excluded Taxes paid by the Borrower, it shall promptly pay such refund, together with any other amounts paid by the Borrower in connection with such refunded Non-Excluded Taxes, to the Borrower, net of all out-of-pocket expenses of such Lender incurred in obtaining such refund, provided, however, that the Borrower agrees to promptly return such refund to the Agent or the applicable Lender, as the case may be, if it receives notice from the Agent or applicable Lender that such Agent or Lender is required to repay such refund.

            6.17 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the dates hereof:

            (i) does or shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note, any Eurodollar Loan, any Letter of Credit Document or any Acceptance Document, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by subsection 6.16 and changes in the rate of tax on the overall net income of such Lender);

            (ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, assessment or similar requirement against Letters of Credit issued by the Issuing Lender or participated in by the Participating Lender or against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

            (iii) does or shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining Eurodollar Loans, issuing, maintaining or participating in any Letter of Credit or creating or participating in any Acceptance, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrower, through the Agent, of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this paragraph, submitted by such Lender, through the Agent, to the Borrower shall be conclusive in the absence of manifest error.

            (b) In the event that any Acceptance created hereunder is not, for any reason, a bankers' acceptance with respect to which no reserves are required to be maintained by the Issuing Lender or any Participating Lender under Regulation D of the Board in effect from time to time or under any other law or regulation (an "Eligible Acceptance"), the Borrower shall, upon demand by the Agent, pay to the Agent for the account of the Lenders, such additional amounts as are sufficient to indemnify each Lender against any additional costs, as determined by the Lenders and notified in writing to the Agent, incurred by the Lenders (including, without limitation, costs resulting from any Reserve Determination, or reserve requirements, or premium liability to the Federal Deposit Insurance Corporation, or a higher discount rate) resulting from such Acceptance not constituting an Eligible Acceptance hereunder.

            (c) In the event that after the date hereof, any Lender shall determine that the adoption of any Requirement of Law, rule, regulation or guideline regarding capital adequacy or any change in any Requirement of Law, rule, regulation or guideline regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, including, without limitation, the issuance of any final rule, regulation or guideline, does or shall have the effect of reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder (including, without limitation, the issuance of or participation in any Letters of Credit and the creation and discount of or participation in Acceptances) to a level below that which such Lender could have achieved but for such Requirement of Law, rule, regulation or guideline, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

            (d) The agreements in this subsection 6.17 shall survive the termination of this Agreement and payment of the outstanding Notes, Acceptance Obligations, Letter of Credit Obligations and all other amounts payable hereunder.

            6.18 Obligations Absolute. (a) The Borrower's payment obligations under this Agreement shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the existence of any claim, set-off, defense or other right which the Borrower may have at any time against the Issuing Lender, any Participating Lender, any Lender or the Agent, or against any beneficiary of any Letter of Credit or any holder of any Acceptance, or any transferee from any such beneficiary or holder (or any Person for whom any such beneficiary, holder or transferee may be acting), or against any other Person, whether in connection with this Agreement, the transactions contemplated hereby, or any unrelated transaction; provided, however, that this provision shall be deemed a waiver by the Borrower of the assertion of a compulsory counterclaim only to the extent permitted by applicable law. The Borrower assumes all risks of the acts or omissions of the users of the Letters of Credit and Acceptances and all risks of the misuse of the Letters of Credit and Acceptances. Neither the Issuing Lender, nor any of its correspondents, nor any Participating Lender, nor the Agent shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document specified in any of the Letter of Credit Documents, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any of the Letters of Credit or any of the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of any draft to bear any reference or adequate reference to any of the Letters of Credit, or failure of anyone to note the amount of any draft on the reverse of any of the Letters of Credit or to surrender or to take up any of the Letters of Credit or to send forward any such document apart from drafts as required by the terms of any of the Letters of Credit, each of which provisions, if contained in a Letter of Credit itself, it is agreed, may be waived by the Issuing Lender; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for any error, neglect, default, suspension or insolvency of any correspondents of the Issuing Lender; (vi) for errors in translation or for errors in interpretation of technical terms; (vii) for any loss or delay, in the transmission or otherwise, of any such document or draft or of proceeds thereof; or (viii) for any other circumstances whatsoever in making or failing to make payment under a Letter of Credit, except only that the Borrower shall have a claim against the Issuing Lender, and the Issuing
Lender shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by the Issuing Lender's willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit. None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers of the Issuing Lender, the Agent or any of the Participating Lenders. The Issuing Lender or the Agent shall have the right to transmit the terms of the Letter of Credit involved without translating them.

            (b) In furtherance and extension and not in limitation of the specific provisions in subsection 6.18(a), (i) any action taken or omitted by the Issuing Lender, the Agent or by any of their respective correspondents under or in connection with any of the Letters of Credit, if taken or omitted in good faith, shall be binding upon the Borrower and shall not put the Issuing Lender, the Agent or their respective correspondents under any resulting liability to the Borrower and (ii) the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; provided that if the Issuing Lender shall receive written notification from both the beneficiary of a Letter of Credit and the Borrower that sufficiently identifies (in the opinion of the Issuing Lender) documents to be presented to the Issuing Lender which are not to be honored, the Issuing Lender agrees that it will not honor such documents.

            6.19 Mandatory Prepayments. If, at any time during the Revolving Credit Commitment Period, the Aggregate Revolving Credit Extensions of Credit exceed the aggregate Revolving Credit Commitments then in effect, the Borrower shall, without notice or demand, immediately prepay the Revolving Credit Loans in an aggregate principal amount equal to such excess, together with interest accrued to the date of such payment or prepayment and any amounts payable under subsection 6.14. Prepayments shall be applied, first to ABR Loans and second, to Eurodollar Loans. To the extent that after giving effect to any prepayment of the Revolving Credit Loans required by the first sentence of this paragraph, the Aggregate Revolving Credit Extensions of Credit exceed the aggregate Revolving Credit Commitments then in effect, the Borrower shall, without notice or demand, immediately deposit in a cash collateral account with the Agent, having terms and conditions satisfactory to the Agent, as cash collateral security for the liability of the Issuing Lender (whether direct or contingent) under any Letters of Credit or Acceptances then outstanding, an aggregate amount equal to the amount by which the Aggregate Revolving Credit Extensions of Credit exceed the aggregate Revolving Credit Commitments then in effect.

            6.20 Cash Collateralization of Letter of Credit Obligations and Acceptance Obligations. With respect to all Letters of Credit and Acceptances that shall not have matured or been paid or with respect to which presentment for honor shall not have occurred on or prior to the Termination Date, the Borrower shall, on the Termination Date, deposit in a cash collateral account maintained by the Agent (and under the exclusive dominion and control of the Agent) an amount equal to the aggregate amount of the Letter of Credit Obligations plus the aggregate amount of Acceptance
Obligations for application to payments of drafts drawn under Letters of Credit and to payment of Acceptances at maturity, and the unused portion thereof after such application, if any, shall be applied to repay other obligations of the Borrower hereunder or under the Notes or any of the other Credit Documents, and after all Letters of Credit have expired, all drafts and Acceptances have matured and been repaid and all other obligations of the Borrower hereunder or any of the other Credit Documents are paid in full, the balance, if any, shall be returned to the Borrower.


                       SECTION 7.  CONDITIONS PRECEDENT

            7.1 Conditions to Initial Loans. The agreement of each Lender to make the initial Loan requested to be made by it is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan, on the Closing Date of the following conditions precedent (provided, that such conditions shall have been satisfied on or before May 1, 1999):

            (a) Minimum Amount of Shares; Completion of Tender Offer; etc. Each of the statements set forth in clauses (i) through (v) below shall be true and correct, and the Agent shall have received a certificate of a Responsible Officer of the Borrower to such effect: (i) the Borrower shall have accepted for payment prior to or concurrently with the making of such Loans (A) at least 66-2/3% of the Amalgamation Voting Shares (on a fully diluted basis) and (B) not less than 50.1% of the outstanding Amalgamation Voting Shares (on a fully diluted basis) excluding any of such Amalgamation Voting Shares that may not be included as part of the minority approval of the Amalgamation; (ii) the aggregate purchase price of the Target Stock pursuant to the Tender Offer, plus the aggregate amount required to be paid in connection with the Compulsory Acquisition or the Second-Step Transaction shall be approximately Canadian $85,000,000; (iii) the Tender Offer shall have been completed in all material respects in accordance with all applicable United States federal and state laws and regulations, and all applicable Canadian federal and provincial laws and regulations;
      (iv) the Tender Offer shall have been consummated without modification, waiver or amendment of any of the conditions precedent set forth in the Offer to Purchase or of any other terms without the approval of the Agent, except for extensions of the period for the deposit of shares of Target Stock, at any time and from time to time, so long as such period ends on a date no later than 120 days after the Closing Date; and (v) after the consummation of the Tender Offer, the Target shall have no material Indebtedness except the approximately Canadian $44,000,000 of Indebtedness to be repaid at the time of Amalgamation or the completion of the Second-Step Transaction.

            (b) Depositary Certificate. The Agent shall have received a copy of a report from Montreal Trust Company of Canada (the "Depositary") to the effect that as of the Closing Date, (i) not less than 66-2/3% of the Amalgamation Voting Shares (on a fully diluted basis) and (ii) not less than 50.1% of the outstanding Amalgamation Voting Shares (on a fully diluted basis) excluding any of such Amalgamation Voting Shares that may not be included as part of the minority approval of the Amalgamation, have been properly tendered and not withdrawn pursuant to the Tender Offer.

            (c) Governmental Approval. All governmental and third party approvals necessary in connection with the Tender Offer, the financing contemplated hereby and the continuing operations of the Borrower and its Subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Tender Offer, the Amalgamation or the financing thereof.

            (d) Notes. The Agent shall have received a Revolving Credit Note and/or a Term Note, as applicable, for each Lender, each conforming to the requirements hereof and executed by a duly authorized officer of the Borrower.

            (e) Legal Opinions. The Agent shall have received, with a counterpart for each Lender, an opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to the Borrower and the Guarantors, substantially in the form of Exhibit D-1 and an opinion of the Senior Vice President and General Counsel of the Borrower substantially in the form of Exhibit D-2, and covering, in each case, such other matters incident to the transactions contemplated by this Agreement, the Notes and the other Credit Documents as the Agent or any Lender may reasonably request.

            (f) Guarantee. The Agent shall have received, with a counterpart for each Lender, the Guarantee, satisfactory to the Agent, duly executed and delivered by the parties thereto and which shall be in full force and effect.

            (g) Closing Certificates. The Agent shall have received, with a counterpart for each Lender, (i) a closing certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit E, executed by a duly authorized officer of the Borrower and (ii) a closing certificate of each Guarantor, dated the Closing Date, substantially in the form of Exhibit F, executed by a duly authorized officer of such Guarantor, in each case with appropriate attachments thereto.

            (h) Other Documents. The Agent shall have received, with a copy for each Lender, such other certificates, opinions, documents and instruments relating to the transactions contemplated hereby as may have been reasonably requested by any Lender.

            (i) Corporate Proceedings of the Borrower. The Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Agent, of the Board of Directors of the Borrower authorizing the execution, delivery and performance of the Credit Documents to which the Borrower is a party, certified by the Secretary or an Assistant Secretary of the Borrower as of the Closing Date, which certificate shall be in form and substance satisfactory to the Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

            (j) Corporate Documents. The Agent shall have received true and complete copies of the certificate of incorporation and by-laws of the Borrower, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of the Borrower.

            (k) Additional Matters. All corporate and other proceedings and all other documents (including, without limitation, all documents referred to herein and not appearing as exhibits hereto) and legal matters in connection with the transactions contemplated by this Agreement, the Notes and the other Credit Documents shall be satisfactory in form and substance to the Agent.

            (l) Fees. The Agent shall have received the fees required to be paid on the Closing Date pursuant to the fee letter referred to in subsection 6.2 hereof and the fees and disbursements of Simpson Thacher & Bartlett, counsel to the Agent.

            7.2 Conditions to All Extensions of Credit. The obligation of each Lender to make any Loan and the obligation of the Issuing Lender to issue any Letter of Credit or create any Acceptance (including the Revolving Credit Loan made or initial Letter of Credit or Acceptance issued hereunder) is subject to the satisfaction of the following conditions precedent on the date such Loan is made or such Letter of Credit or Acceptance is issued or created:

            (a) Payments. All applicable fees and commissions and any other amounts payable pursuant to this Agreement shall have been paid in full.

            (b) Representations and Warranties. The respective representations and warranties made by each of the Borrower and the other Credit Parties in the Credit Documents to which each is a party or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith shall be true and correct in all material respects on and as of such date as if made on and as of such date (other than (i) such representations as are made as of a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date and (ii) as previously notified to the Agent and waived by the Required Lenders).

            (c) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans to be made, the Letters of Credit to be issued or the Acceptances to be created and discounted, on such date.

            (d) Delivery of Documents. All documents required or otherwise requested in connection with the issuance of any Letters of Credit or the creation of any Acceptances hereunder shall have been delivered to the Issuing Lender, the Participating Lenders, the Lenders or the Agent, as the case may be, completed in a manner in form and substance satisfactory to the party to whom such documents are delivered.

            Each borrowing by the Borrower hereunder and each issuance of a Letter of Credit or creation of an Acceptance shall constitute a representation and warranty by the Borrower as of the date of such borrowing or issuance that the conditions in clauses (b) and (c) of this subsection 7.2 have been satisfied.

            7.3 Tender Offer Funding Procedures. Anything in this Agreement to the contrary notwithstanding and to accommodate the funding needs of the Borrower related to the

March 30, 1999 expiry date of the Tender Offer, the Borrower shall request that the initial Loans be made hereunder on March 30, 1999 as ABR Loans by means of a notice of borrowing in substantially the form of Exhibit G, duly executed by the Borrower and the Depositary. If the condition set forth in Section 7.1(a)(i) shall not be satisfied on March 30, 1999, (a) the Depositary shall be obligated in accordance with its agreements set forth in such notice of borrowing to return to the Agent on March 31, 1999 all funds made available to it by the Lenders (through the Agent) as a consequence of such notice of borrowing, (b) the Borrower shall be obligated to repay to the Lenders on March 31, 1999 all funds made available to the Borrower hereunder on March 30, 1999 (which obligation may be satisfied, to the extent of any such funds made available to the Depositary, by the return of such funds by the Depositary pursuant to clause
(a) above), together with interest thereon at the rate specified in subsection 6.1(b), (c) the closing documents delivered to the Agent pursuant to subsections 7.1(a) and (b) shall be returned to the Borrower and deemed never to have been delivered and (d) no Loans shall be deemed to have been made on March 30, 1999 for purposes of subsections 2.1 and 3.1 of this Agreement.

            SECTION 8.  REPRESENTATIONS AND WARRANTIES

            To induce the Agent, the Issuing Lender and the Lenders to enter into this Agreement and to make the Loans, issue and participate in the Letters of Credit and create and participate in the Acceptances as herein provided, the Borrower hereby represents and warrants to the Agent, the Issuing Lender and to each Lender that:

            8.1 Financial Condition. (a) The consolidated balance sheet of the Borrower and its Subsidiaries as at March 28, 1998 and the related consolidated statements of income and retained earnings and of changes in financial position for the fiscal year ended on such date, reported on by Deloitte & Touche LLP, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the results of their operations and changes in financial position for the fiscal year then ended. The unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at December 26, 1998 and the related consolidated statements of income and retained earnings and of changes in financial position for the nine-month period ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly the financial condition of the Borrower and its Subsidiaries as at such date, and the results of their operations and changes in financial position for such period. All such financial statements, including the related schedules and notes to all such financial statements, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as concurred in by such accountants or Responsible Officers, as the case may be, and as disclosed therein). Neither the Borrower nor any of its Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Guarantee Obligation, contingent liabilities or liability for taxes, long-term lease or unusual forward or long-term commitment, which is not reflected in the foregoing statements or in the notes thereto (and, in the case of such lease or commitment, which is required in accordance with GAAP to be reflected in such statements or notes) or which has not otherwise been disclosed to the Lenders in writing.

            (b) The consolidated projected pro forma balance sheet of the Borrower and its Subsidiaries as at April 3, 1999, adjusted to give effect to the Tender Offer and the Compulsory Acquisition or the Second-Step Transaction, as the case may be, presents fairly on a pro forma basis the financial condition of the Borrower and its Subsidiaries as at such date after giving effect to the Tender Offer and the Compulsory Acquisition or the Second-Step Transaction, as the case may be and was prepared in good faith on assumptions deemed reasonable at the time made.

            8.2 No Change. Since March 28, 1998 (a) there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect and (until the Closing Date) there has been no material adverse change in the business, operations, property or financial or other condition of the Borrower and its Subsidiaries, taken as a whole; and
(b) prior to the Closing Date, no dividends or other distributions have been declared, paid or made upon any shares of Capital Stock of the Borrower or any of its Subsidiaries and neither the Borrower nor any of its Subsidiaries has redeemed, retired, purchased or otherwise acquired for value any of its own Capital Stock, except such shares as may have been acquired pursuant to the Borrower's stock repurchase plan.

            8.3 Existence; Compliance with Law. Each Credit Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or partnership, as the case may be, power and authority and the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and in which it proposes to be engaged after the Closing Date, (c) is duly qualified as a foreign corporation or partnership, as the case may be, and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to so qualify could not have a Material Adverse Effect and
(d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not, in the aggregate, have a Material Adverse Effect.

            8.4 Power; Authorization; Enforceable Obligations. (a) The Borrower has the corporate power and authority and the legal right to execute, deliver and perform the Credit Documents to which it is a party and to borrow hereunder and has taken all necessary action to authorize the borrowings on the terms and conditions of this Agreement and the Notes and to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each other Credit Party has the power and authority and the legal right to execute, deliver and perform the Credit Documents to which it is a party and has taken all necessary action to authorize the execution, delivery and performance of the Credit Documents to which it is a party.

            (b) No consent or authorization of, filing with or other act by or in respect of any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Credit Documents, except for those which have been duly obtained or made and are in full force and effect.

            (c) This Agreement has been and each other Credit Document has been or will be (as the case may be) duly executed and delivered on behalf of each Credit Party thereto, and each constitutes or will constitute (as the case may be) a legal, valid and binding obligation of such Credit Party enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally.

            8.5 No Legal Bar. The execution, delivery and performance of the Credit Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any applicable usury laws or any other Requirement of Law applicable to, or any Contractual Obligation of, any Credit Party, and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

            8.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the Borrower, threatened by or against any Credit Party or any of its Subsidiaries or against any of its or their respective properties or revenues (i) with respect to any of the Credit Documents to which any of them is a party or any of the transactions contemplated hereby or thereby, or (ii) which could reasonably be expected to have a Material Adverse Effect. Schedule 8.6 lists all litigation pending on the date hereof against the Borrower or any of its Subsidiaries in which the amount in controversy or potential liability of the Borrower or any of its Subsidiaries exceeds $5,000,000 and is not covered by insurance.

            8.7 No Default. Neither the Borrower nor any other Credit Party is in default under or with respect to any Contractual Obligation or any order, award or decree of any Governmental Authority or arbitrator binding upon it or its properties in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

            8.8 Ownership of Property; Liens. Except as set forth in Schedule 8.8, each Credit Party has good record and marketable title in fee simple to or valid leasehold interests in all its real property that is material to the operation of its business, and good title to all its other property, and none of such property is subject to any Lien, except as permitted by subsection 10.4.

            8.9 No Burdensome Restrictions. No Contractual Obligation of the Borrower or any other Credit Party and no Requirement of Law could reasonably be expected to have a Material Adverse Effect.

            8.10 Taxes. Each Credit Party has filed or caused to be filed all material tax returns which to the knowledge of the Borrower are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Credit Party), and no material tax Liens have been filed and, to the knowledge of the Borrower, no material claims are being asserted with respect to any such taxes, fees or other charges.

            8.11 Federal Regulations. No part of the proceeds of any Loans hereunder will be used, directly or indirectly, for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board as now and from time to time hereafter in effect or for any purpose which violates, or which would be inconsistent with, the provisions of the Regulations of such Board. If requested by the Agent or any Lender, the Borrower will furnish to the Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U, as the case may be.

            8.12 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 or ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Plan and, to the Borrower's knowledge, Multiemployer Plan, has complied, and has been administered in compliance, in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan maintained by the Borrower or any Commonly Controlled Entity (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such accrued benefits. Except as disclosed on Schedule 8.12, neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and the liability to which the Borrower or any Commonly Controlled Entity would become subject under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made is not in excess of $5,000,000. To the knowledge of the Borrower, no such Multiemployer Plan is in Reorganization or Insolvent. The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Borrower and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) does not in the aggregate, exceed the assets under all such Plans allocable to such benefits by an amount in excess of $5,000,000.

            8.13 Investment Company Act; Other Regulations. No Credit Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Federal or state statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

            8.14 Subsidiaries. Schedule 8.14 sets forth as of the date hereof the name, and, where applicable, the jurisdiction of organization, number of authorized and issued shares and ownership of each Subsidiary of the Borrower and each general partner of each Credit Party which is a partnership.

            8.15 Chief Executive Office. The Borrower's chief executive office on the date hereof is located at 650 Madison Avenue, New York, New York 10022.

            8.16 General Partners' Existence; Compliance with Law. The corporate general partner of each Credit Party that is a partnership (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the power and authority and the legal right to own and operate its property, to lease the property it operates and to conduct the business in which it is currently engaged and in which it proposes to be engaged after the Closing Date, (c) is duly qualified as a foreign corporation or partnership, as the case may be, and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to so qualify could not have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

            8.17 General Partners' Power; Authorization; Enforceable Obligations. The general partner of any Credit Party that is a partnership has the power and authority and the legal right to make, deliver and perform on behalf of the Credit Party of which it is a general partner, and thereby legally bind such Credit Party to perform, (a) in the case of the Borrower, this Agreement, and has taken all necessary action to authorize the borrowings by the Borrower on the terms and conditions of this Agreement and any Notes and (b) in the case of each such Credit Party (including the Borrower), the Credit Documents to which it is a party and has taken all necessary action to authorize the execution and delivery on behalf of such Credit Party of, and thereby legally bind such Credit Party to perform, this Agreement, the Notes and the other Credit Documents to which such Credit Party is a party. This Agreement has been, and each of the other Credit Documents has been or will be (as the case may be), duly executed and delivered by each such general partner on behalf of each Credit Party which is a party thereto.

            8.18 Certain Documents. The Borrower has delivered to the Agent a complete and correct copy of (a) the Support Agreement, and (b) the Offer to Purchase and all other Tender Offer Documents (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any). The Support Agreement has not been amended or otherwise modified in any material respect and is in full force and effect, and the Board of Directors of the Target has not withdrawn its recommendation of the Tender Offer. The representations and warranties of the Borrower and the Offeror and, to the best of the knowledge of the Borrower, the Target set forth in the Support Agreement are true and correct in all material respects on the date hereof.

            8.19 Accuracy of Information. All factual information heretofore or contemporaneously furnished by or on behalf of any Credit Party or any of its Affiliates to the Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of any Credit Party or any of its Affiliates to the Agent or any Lender will be, true and accurate in all material respects, taken as a whole, on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time.

            8.20  Environmental Matters.

            (a) To the best knowledge of the Borrower, the facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries (the "Properties") do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) could reasonably be expected to give rise to liability to the Borrower or any of its Subsidiaries under, any Environmental Law which would have a Material Adverse Effect.

            (b) To the best knowledge of the Borrower, the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Borrower or any of its Subsidiaries (the "Business") which could materially interfere with the continued operation of the Properties.

            (c) To the best knowledge of the Borrower, neither the Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened except insofar as such notice or threatened notice, or any aggregation thereof, does not involve a matter or matters that could reasonably be expected to have a Material Adverse Effect.

            (d) To the best knowledge of the Borrower, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, could not reasonably be expected to have a Material Adverse Effect.

            (e) To the best knowledge of the Borrower, no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business except insofar as such proceeding, action, decree, order or other requirement, or any aggregation thereof, could not reasonably be expected to have a Material Adverse Effect.

            (f) To the best knowledge of the Borrower, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably give rise to liability under Environmental Laws except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, could not reasonably be expected to have a Material Adverse Effect.

            8.21 Year 2000 Matters. Any reprogramming, modification or replacement required to permit the proper functioning (but only to the extent that such proper functioning would otherwise be impaired by the occurrence of the year 2000) in and following the year 2000 of computer systems and other equipment containing embedded microchips, in either case owned or operated by the Borrower or any of its Subsidiaries or, to the Borrower's knowledge, used or relied upon in the conduct of their business (including any such systems and other equipment supplied by others), and the testing of all such systems and other equipment as so reprogrammed, modified or replaced is expected to be completed in all material respects by June 30, 1999. The costs to the Borrower and its Subsidiaries that have not been incurred as of the date hereof for such reprogramming, modification and/or replacement and testing and for the other reasonably foreseeable consequences to them of any improper functioning of other computer systems and equipment containing embedded microchips due to the occurrence of the year 2000 could not reasonably be expected to have a Material Adverse Effect.

            8.22 Guarantors. Set forth on Schedule 8.22 is a complete and correct list of all the Subsidiaries which are parties to the Guarantee and Collateral Agreement (as defined in the Existing Credit Agreement) on the date hereof.


                       SECTION 9.  AFFIRMATIVE COVENANTS

            The Borrower hereby agrees that, so long as the Revolving Credit Commitments remain in effect, any Note, any Letter of Credit Obligation or any Acceptance Obligation remains outstanding and unpaid or any other amount is owing to any Lender or the Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

            9.1  Financial Statements and Information.  Deliver to each
Lender:

            (a) as soon as available and, in any event, within 90 days following the end of each Fiscal Year, the Annual Report of the Borrower on Form 10-K for such Fiscal Year signed by a Responsible Officer of the Borrower;

            (b) as soon as available and, in any event, within 75 days after the end of each Fiscal Quarter of the Borrower, the Quarterly Report of the Borrower on Form 10-Q for the relevant Fiscal Quarter signed by a Responsible Officer of the Borrower;

            (c) concurrently with the delivery of each set of the financial statements referred to in paragraph (a) above, a certificate of the Accountants certifying such financial statements, stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default (except as specified in such certificate);

            (d) concurrently with the delivery of each set of the financial statements referred to in paragraphs (a) and (b) above, a certificate of a Responsible Officer of the Borrower (i) stating that such Officer has obtained no knowledge of any Default or Event of Default (except as specified in such certificate) and (ii) showing in reasonable detail the calculations supporting such statement in respect of subsections 10.1, 10.2, 10.3, 10.4, 10.7 and 10.9;

            (e) forthwith upon the occurrence of any Default or Event of Default, a certificate of a Responsible Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

            (f) immediately upon any authorized officer of the Borrower or any Guarantor or of any Commonly Controlled Entity obtaining knowledge of the occurrence of any (i) "reportable event", as such term is defined in Section 4043 of ERISA, or (ii) "prohibited transaction", as such term is defined in Section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice specifying the nature thereof, what action the Borrower or such Guarantor has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto, provided that, with respect to the occurrence of any "reportable event" as to which the PBGC has waived the 30-day reporting requirement, such written notice need be given only at the time notice is given to the PBGC;

            (g) from time to time, such additional information regarding the business, affairs or financial or other position of the Borrower, any Guarantor and any other Credit Party as any Lender may reasonably request, such information to be provided as soon as practicable after such request; and

            (h) within five days after the same are sent, copies of all financial statements and reports which the Borrower and/or its Subsidiaries sends to its public holders of Capital Stock or debtholders, and within five days after the same are filed, copies of all financial statements and reports which the Borrower may make to, or file with, the SEC or any successor or analogous Governmental Authority.

            9.2 Corporate Existence; Nature of Business. Except as otherwise permitted under this Agreement, preserve and maintain its partnership or corporate or other (as the case may be) existence and all of its material rights, privileges and franchises; comply with all

Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, unless the failure to pay and discharge any such taxes, assessments or governmental charges or levies could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; not discontinue, and will actively engage in and continue to pursue, the current business of the Borrower and its Subsidiaries, taken as a whole, and no other business which is not a Related Line of Business, provided that nothing in this subsection shall be deemed to prevent the Borrower or any Subsidiary from making an Investment permitted by subsection 10.7(g) in the Capital Stock of, or any assets constituting a business unit of, any other Person (including the Borrower or any of its Subsidiaries) which is engaged in a business that is not a Related Line of Business.

            9.3 Payment of Obligations. Pay, discharge or otherwise satisfy when the same shall become due, all its obligations of whatever nature, except when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Borrower or the appropriate Subsidiary, as the case may be, in accordance with GAAP and, except to the extent that failure to comply with this subsection 9.3 results from a good faith error (which shall be corrected promptly following the Borrower becoming aware of such error) and such failure could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

            9.4 Maintenance of Properties; Insurance. Maintain or cause to be maintained in good working order and condition, ordinary wear and tear excepted, all material properties used in the businesses of the Borrower and its Subsidiaries, provided that the Borrower and its Subsidiaries, may in accordance with good business practices, make determinations with respect to the timeliness of necessary repairs. The Borrower and its Subsidiaries will maintain or cause to be maintained such insurance with respect to their respective properties and businesses as a prudent Person engaged in the same or similar business of a similar size and otherwise similarly situated would maintain.

            9.5 Maintain Trademarks. Take all action reasonably necessary or desirable in accordance with good business practices to (a) maintain in full force and effect such domestic and foreign patents, trademarks, service marks, trade names, copyrights and licenses and such material rights with respect to the foregoing, in each case necessary for the conduct of its business as now conducted (collectively, the "Trademarks") and (b) protect all domestic and foreign Trademarks against infringement by third parties.

            9.6 Inspection; Books and Records. Keep proper books of records and accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities. The Borrower and each other Credit Party will permit on an annual basis at the request of the Agent (or at any time and from time to time after the occurrence and during the continuance of a

Default or Event of Default) any authorized representatives designated by the Lenders to visit and inspect any of the properties of the Borrower and such Credit Party, all during reasonable business hours, including their respective books of accounts, and to make copies and take extracts therefrom, and to analyze such data of the Borrower and such Credit Party, and to discuss their respective affairs, finances and accounts with their respective officers and the Accountants (and by this provision the Borrower and each Credit Party authorize the Accountants to discuss with such representatives the affairs, finances and accounts of the Borrower and any such Credit Party, whether or not a representative of the Borrower or such Credit Party is present). The Borrower shall reimburse the Lenders for all reasonable costs and expenses incurred by such Lenders in connection with the audit and verification activities contemplated by the immediately preceding sentence. So long as no Default or Event of Default shall have occurred and be continuing, the Agent shall, prior to commencing any such verification activities, provide an estimate to the Borrower of the costs thereof, but any failure to give such an estimate shall not impair any of the rights of the Agent and the Lenders under this subsection.

            9.7  Notices.  Promptly give notice to the Agent and each Lender:

            (a) of the occurrence of any Default or Event of Default (including, without limitation, any event referred to in Section 11(j));

            (b) of any (i) default or event of default under any Contractual Obligation of the Borrower or any other Credit Party or (ii) litigation, investigation (known to the Borrower) or proceeding which may exist at any time between the Borrower or any other Credit Party and any Governmental Authority or Person, which in either case, if not cured or if adversely determined, as the case may be, would have a Material Adverse Effect;

            (c) as soon as possible and in any event within five days after the Borrower knows or has reason to know of the following events: (i) the occurrence of any Reportable Event with respect to any Plan, or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by PBGC, the Borrower or any Commonly Controlled Entity, or any Multiemployer Plan with respect to the withdrawal from, Reorganization or Insolvency of, any Multiemployer Plan, or the terminating of any Plan; and

            (d) of a material adverse change in the business, operations, property or financial or other condition of the Borrower and its Subsidiaries taken as a whole.

Each notice pursuant to this subsection 9.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

            9.8 Guarantee Agreement Supplement. Each Domestic Subsidiary that is or becomes a "significant subsidiary" (as that term is defined in Regulation S-X (part 210 of the Code of Federal Regulations) shall promptly execute and deliver to the Agent (with a counterpart for each Lender) a supplement to the Guarantee pursuant to which such Subsidiary shall become a party thereto as a Guarantor, together with such other documents and opinions as the Lenders shall reasonably request.

            9.9 Use of Proceeds. The proceeds of the Loans shall be used by the Borrower solely for the purposes set forth in subsections 2.4 and 3.4.
No portion of the proceeds of any Loan shall be used by the Borrower in any manner which might cause the borrowing or the application of such proceeds to violate Regulation T, U or X of the Board or any other regulation of such Board.

            9.10 Observance of Agreements. Observe and perform all the terms and conditions of all material agreements to which any of them or any other Credit Party is party and shall diligently protect and enforce their respective rights under all such agreements in a manner consistent with prudent business judgment.

                        SECTION 10.  NEGATIVE COVENANTS

            The Borrower hereby agrees that, so long as the Revolving Credit Commitments remain in effect, any Note, any Letter of Credit Obligation or any Acceptance Obligation remains outstanding and unpaid or any other amount is owing hereunder to any Lender or the Agent:

            10.1 Consolidated Net Worth. The Borrower will not permit Consolidated Net Worth as at the end of any Fiscal Quarter ending after the Closing Date to be less than $300,000,000.

            10.2 Consolidated Indebtedness Ratio. The Borrower will not permit, for any period of four consecutive Fiscal Quarters ending after the Closing Date, the Consolidated Indebtedness Ratio to be greater than 2.25 : 1.

            10.3 Limitation on Indebtedness. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness except:

            (a) Indebtedness not secured by any Lien (including the Indebtedness incurred hereunder) in an aggregate principal amount (when added to the aggregate amount of such Indebtedness incurred during the Gap Period) not to exceed $200,000,000, provided that (i) no part of the principal of such Indebtedness (except in the case of any such Indebtedness in an aggregate principal amount, when added to the aggregate principal amount of Indebtedness then outstanding as permitted by subsections 10.3(g) and (h), not greater than $50,000,000) is stated to be payable or is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the Termination Date, (ii) the material terms, conditions and restrictive covenants contained in the instrument governing such Indebtedness, taken as a whole, are no less favorable to the Borrower or any of its Subsidiaries, as the case may be, than the terms, conditions and restrictive covenants contained in this Agreement and (iii) no Default or Event of Default shall have occurred after giving effect to the incurrence of such Indebtedness;

            (b) Indebtedness secured by Liens permitted by subsection 10.4(g) in an aggregate amount at any one time outstanding not in excess of the amount set forth in said subsection;

            (c) Indebtedness existing on the Existing Closing Date, not otherwise permitted under this Agreement, described in Schedule 10.3 hereto, Indebtedness incurred under the Existing Credit Agreement, and any refinancings, refundings, renewals or extensions thereof on terms no less favorable (taken as a whole) to the Borrower or such Subsidiary, as the case may be, provided that the principal amount of such Indebtedness is not increased;

            (d)  Subordinated Indebtedness;

            (e)  Indebtedness incurred under this Agreement;

            (f) Indebtedness of the Borrower to its Subsidiaries or Indebtedness of any Subsidiary of the Borrower to the Borrower or any of its Subsidiaries;

            (g) Indebtedness of any Person which became a Subsidiary after the date of the Existing Credit Agreement or which becomes a Subsidiary of the Borrower after the date hereof (provided that (i) such Indebtedness was in existence on the date such Person became a Subsidiary, (ii) such Indebtedness was not created, incurred or assumed in anticipation thereof, and (iii) the aggregate principal amount of such Indebtedness at any one time outstanding, when added to the aggregate principal amount of Indebtedness then outstanding as permitted by the parenthetical phrase included in clause (i) of the proviso to subsection 10.3(a), shall not be in excess of $50,000,000) and any Indebtedness resulting from the refinancing of any such Indebtedness; and

            (h) Indebtedness secured by Liens permitted by subsection 10.4(k) provided that the aggregate principal amount of such Indebtedness at any one time outstanding, when added to the aggregate principal amount of Indebtedness then outstanding as permitted by the parenthetical phrase included in clause (i) of the proviso to subsection 10.3(a), shall not be in excess of $50,000,000.

            For purposes of this subsection 10.3, any Person becoming a Subsidiary of the Borrower after the date of this Agreement or, in the case of subsection 10.3(g), after the date of the Existing Credit Agreement shall be deemed to have incurred all of its then outstanding Indebtedness at the time it becomes or, in the case of such subsection 10.3(g), became a Subsidiary.

            10.4 Limitation on Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or acquire any property pursuant to any conditional sale, lease purchase or other title retention agreement, except:

            (a) Liens created pursuant to the Security Documents or securing the Notes, the Letter of Credit Obligations, the Acceptance Obligations (as each such term is defined in the Existing Credit Agreement) and all amendments, extensions, renewals and substitutions thereof;

            (b) Liens existing on the Existing Closing Date, not otherwise permitted under this Agreement, described in Schedule 10.4 hereto, securing the Indebtedness described in such Schedule, and extensions, renewals and substitutions thereof, provided that the principal amount so secured is not increased and the Lien is not extended to any other property;

            (c) Liens for taxes and duties, assessments, governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, if adequate reserves with respect thereto are maintained on the books of the Company and its Subsidiaries in accordance with GAAP;

            (d) Liens incurred in the ordinary course of and incidental to the conduct of the business of the Borrower and its Subsidiaries or the ownership of its property, including, without limitation, Liens incurred in connection with the sale, lease, transfer or other disposition of any credit card receivable of the Borrower or any of its Subsidiaries and Liens for workmen's compensation, bids, tenders, lessors, vendors, bank deposits, trade letters of credit and trust receipts, which were not incurred in connection with the borrowing of money and which do not in the aggregate materially detract from the value of the property of the Borrower and its Subsidiaries, taken as a whole, or materially impair the use thereof in the operation of the business of the Borrower and its Subsidiaries;

            (e) Liens imposed by law in favor of mechanics, repairmen, carriers or warehousemen for sums not yet due or which are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, if adequate reserves with respect thereto are maintained on the books of the Borrower and its Subsidiaries in accordance with GAAP;

            (f) Liens existing on property or assets of a Person immediately prior to its becoming a Subsidiary of the Borrower and which Lien was not created, incurred or assumed in anticipation thereof, provided that such Lien shall at all times be confined solely to the property subject thereto at the time such Person becomes a Subsidiary of the Borrower;

            (g) Liens securing Indebtedness of the Borrower and its Subsidiaries (and any refinancings, refundings, renewals or extensions thereof on terms no less favorable (taken as a whole) to the Borrower or such Subsidiary, as the case may be, provided that the principal amount of such Indebtedness is not increased) incurred after the Existing Closing Date solely for the purpose of financing the acquisition by the Borrower or any of its Subsidiaries of real or personal property or solely for the purpose of financing the cost of construction or improvements to or on real or personal property, or Liens existing on such property so acquired at the time of acquisition thereof, provided that:

            (i) each such Lien shall at all times be confined solely to the property so acquired;

            (ii) the principal amount of Indebtedness secured by each such Lien shall at no time exceed the lesser of (A) the cost to such Person of the property subject thereto or (B) the fair value of such property (as determined in good faith by the Board of Directors of such Person) at the time of the acquisition thereof or completion of construction thereon.

            (h) Liens solely constituting the right of any other Person to a share of any licensing royalties (pursuant to a licensing agreement or other related agreement entered into by the Borrower or any of its Subsidiaries with such Person in the ordinary course of the Borrower's or such Subsidiary's business) otherwise payable to the Borrower or any of its Subsidiaries, provided that such right shall have been conveyed to such Person for consideration received by the Borrower or such Subsidiary on an arm's-length basis;

            (i) in the case of real property owned by the Borrower or any of its Subsidiaries, easements, rights of way, restrictive covenants, encroachments and other non-monetary Liens which Liens would not have, individually or in the aggregate, a Material Adverse Effect;

            (j) Liens arising from precautionary Uniform Commercial Code financing statement filings with respect to operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; and

            (k) additional Liens on property or assets (other than receivables, Trademarks, inventory and/or licensing revenues) of the Borrower and its Subsidiaries securing Indebtedness permitted under subsection 10.3(h).

            For purposes of this subsection 10.4, any Person becoming a Subsidiary of the Borrower after the date hereof shall be deemed to have incurred all of its then outstanding Liens at the time it becomes a Subsidiary of the Borrower, and any Person extending, renewing or refunding any Indebtedness secured by any Lien shall be deemed to have incurred such Lien at the time of such extension, renewal or refunding.

            10.5 Sale of Assets. Except in the ordinary course of business (including the sale, lease, transfer or other disposition of any credit card receivable of the Borrower or any of its Subsidiaries), the Borrower will not, nor will it permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its assets or sell, transfer or otherwise dispose of any of the Capital Stock of any of its Subsidiaries, provided that, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, no such disposition of assets or Capital Stock out of the ordinary course of business shall constitute a violation of this subsection 10.5 so long as (i) the aggregate fair market value of the assets or Capital Stock so disposed of during any Fiscal Year of the Borrower shall not exceed 10% of Consolidated Net Worth as at the end of the preceding Fiscal Year, or (ii) the net cash proceeds are used within 180 days after the receipt thereof to purchase assets to be utilized by the Borrower in any Related Line of Business and if not so used within such time period or used within such time period to prepay Term Loans or reduce Revolving Credit Commitments (as each such term in this sentence is defined in the Existing Credit Agreement), such proceeds shall be applied to the prepayment of principal of any outstanding Term Loans in inverse order of maturity and thereafter, 50% of such proceeds shall, if Margin Level I Status then exists, be applied to the mandatory reduction of the

Revolving Credit Commitments. Notwithstanding anything contained in this subsection 10.5 to the contrary, neither the Borrower nor any of its Subsidiaries shall dispose of any of its right, title or interest in any Collateral (as defined in the Existing Credit Agreement) or any material Trademark or any receivables arising out of licensings of Trademarks, except for
(i) licensing of Trademarks and sales of inventory in the ordinary course of business and (ii) sales, leases, transfers or other dispositions of Trademarks by the Borrower to any of its Subsidiaries which is a Guarantor or by any Subsidiary to any other Subsidiary which is a Guarantor or to the Borrower.

            10.6 Limitation on Fundamental Changes. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except:

            (a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity) or with or into any one or more wholly owned Subsidiaries of the Borrower (provided that the wholly owned Subsidiary or Subsidiaries shall be the continuing or surviving entity);

            (b) any wholly owned Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other wholly owned Subsidiary of the Borrower;

            (c) the Borrower or any Subsidiary may effect any Investment permitted by subsections 10.7(h), (i) or (j) by means of a merger of the Person that is the subject of such acquisition with the Borrower or any of its Subsidiaries (provided that, in the case of a merger with the Borrower, the Borrower is the survivor); and

            (d) the Borrower may, and may permit any of its Subsidiaries to, enter into any transaction otherwise permitted pursuant to subsection 10.5.

            10.7 Limitation on Loans, Advances and Other Investments. The Borrower will not, nor will it permit any of its Subsidiaries to, make any Investment other than:

            (a) advances or loans made in the ordinary course of business to employees of the Borrower or any of its Subsidiaries;

            (b)  Investments in Cash Equivalents;

            (c) Investments by the Borrower in and to its Domestic Subsidiaries and any Foreign Subsidiary that becomes a party to the Guarantee as a Guarantor or of which 66% of such Foreign Subsidiary's Capital Stock is pledged to the Lenders and the lenders under the Existing Credit Agreement pursuant to a pledge agreement in form and substance reasonably satisfactory to the Agent;

            (d) Investments by any Subsidiaries of the Borrower in and to the Borrower and any of its Domestic Subsidiaries;

            (e) Investments in Foreign Subsidiaries in an aggregate amount (when added to the aggregate amount of such Investments made during the Gap Period) not in excess of $150,000,000, provided, however, that the unused amount of such $150,000,000 basket at any time shall be subject to reduction (by an aggregate amount not to exceed $75,000,000) by the amount of each Investment in a Foreign Subsidiary made subsequent to the date hereof pursuant to subsection 10.7(c);

            (f) existing Investments not otherwise permitted under this Agreement and described in Schedule 10.7 hereto;

            (g) Investments received in connection with the bona fide settlement of any defaulted Indebtedness or other liability owed to the Borrower or any Subsidiary;

            (h) Investments in Permitted Acquisitions provided that if, as a result of Permitted Acquisition, a new Domestic Subsidiary shall be created and such Domestic Subsidiary is a "Significant Subsidiary" (as that term is defined in Regulation S-X (part 210 of the Code of Federal Regulations)), such Domestic Subsidiary shall become a party to the Guarantee as a Guarantor;

            (i) Investments in Permitted Acquisitions in Persons organized under the laws of a jurisdiction outside of the United States in an aggregate amount (when added to the aggregate amount of such Investments made during the Gap Period) not in excess of the sum of (x) $200,000,000 plus (y) the Annual Increase for each full Fiscal Year which shall have been completed and for which financial statements and the related compliance certificate shall have been delivered pursuant to subsections 9.1(a) and (d) hereof, during the period from the Existing Closing Date through the date at which compliance with this paragraph is being determined (as reflected in such financial statements and compliance certificate) less an amount equal to the aggregate amount of Investments, if any, made pursuant to clause (j) of this subsection 10.7 in excess of $100,000,000; and

            (j) additional Investments in an amount (when added to the aggregate amount of such Investments made during the Gap Period) not in excess of an amount equal to the sum of (x) $100,000,000, and (y) the Annual Increase for each full Fiscal Year which shall have been completed, and for which financial statements and the related compliance certificate shall have been delivered pursuant to subsections 9.1(a) and (d) hereof, during the period from the Existing Closing Date through the date as at which compliance with this paragraph is being determined (as reflected in such financial statements and compliance certificate) less an amount equal to the aggregate amount of Investments, if any, made pursuant to clause (i) of this subsection 10.7 in excess of $200,000,000; provided that the Investments under this subsection 10.7(j) (when added to the aggregate amount of such Investments made during the Gap Period) shall in no event exceed $175,000,000.

            10.8 Compliance with ERISA. The Borrower and its Subsidiaries will not:

            (a) knowingly engage in any transaction in connection with which the Borrower or any Subsidiary might reasonably be likely to be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, terminate any Plan in a manner, or take any other action with respect to any such Plan, which is likely to result in any liability of the Borrower or any Subsidiary to the PBGC, fail to make full payment when due of all amounts which, under the provisions of any Plan, the Borrower or any Subsidiary is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency, whether or not waived, with respect to any Plan (other than a Multiemployer Plan), if, in any such case, such penalty or tax or such liability, or the failure to make such payment, or the existence of such deficiency, as the case may be, would have a Material Adverse Effect; or

            (b) permit at any time the aggregate complete or partial withdrawal liability of the Borrower and its Subsidiaries under Title IV of ERISA with respect to Multiemployer Plans to exceed 5% of Consolidated Net Worth as at the end of the then most recently ended Fiscal Quarter.

For purposes of subdivision (b) of this subsection 10.8, the amount of the withdrawal liability of the Borrower or its Subsidiaries at any date shall be the aggregate present value of the amount claimed to have been incurred less any portion thereof as to which the Borrower or its Subsidiaries reasonably believes, after appropriate consideration of possible adjustments arising under Sections 4219 and 4221 of ERISA, it and its Subsidiaries will have no liability, provided that the Borrower and its Subsidiaries shall obtain prompt written advice from independent actuarial consultants supporting such determination. The Borrower and its Subsidiaries shall, promptly upon request by any Lender, transmit a copy of any current statement of withdrawal liability from each Multiemployer Plan, if and when available, after the Borrower or any Subsidiary receives the same. As used in this subsection 10.8, the term "accumulated funding deficiency" has the meaning specified in
Section 301 of ERISA and Section 412 of the Code, and the terms "accrued benefit" and "current value" have the meanings specified in Section 3 of ERISA.

            10.9 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any transactions, including, without limitation, the purchase, sale or exchange of property, the making of any Investment or the rendering of any service, with any Affiliate of the Borrower or a spouse or any relative (by blood, adoption or marriage) within the third degree of any such Affiliate or any other Person which is an Affiliate of any such spouse or relative, except
(a) in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person which is not an Affiliate of the Borrower, (b) any transaction listed in Schedule 10.9 hereto and (c) any transaction between the Borrower and any Subsidiary of the Borrower or between any Subsidiary and any other Subsidiary.

                        SECTION 11.  EVENTS OF DEFAULT

            Upon the occurrence of any of the following events:

            (a) (i) The Borrower shall fail to pay any principal of any Note, any Letter of Credit Obligation or any Acceptance Obligation, in each case within two days after such principal or Obligation becomes due or (ii) the Borrower shall fail to pay any interest on any Note, any Letter of Credit Obligation or any Acceptance Obligation, or any fee, commission or other amount owing hereunder, in each case within five days after such interest, fee or other amount is due; or

            (b) Any representation or warranty made or deemed made by the Borrower herein or by the Borrower or any other Credit Party in any other Credit Document or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

            (c) The Borrower shall default in the observance or performance of any covenant or agreement contained in Section 10 or subsection 6.19; or

            (d) The Borrower shall default in the observance or performance of any covenant or agreement contained in this Agreement (other than in Section 10 or subsection 6.19 hereof); or any other Credit Party shall default in the observance or performance of any covenant or agreement contained in any Credit Document to which it is a party, and, in each case, such default is not remediable or, if remediable, continues unremedied for a period of 30 days after the earlier to occur of (i) the date on which such default is known or reasonably should have become known to any officer of the Borrower or such other Credit Party and (ii) the date on which the Agent or any Lender shall have notified the Borrower or such other Credit Party of such default; or

            (e) The Guarantee shall cease, for any reason, to be in full force and effect, or

            (f) The Borrower, any other Credit Party or any Foreign Subsidiary shall (A) default in any payment of principal of or interest on any Indebtedness (other than the Notes, the Acceptance Obligations or the Letter of Credit Obligations) or in the payment of any Guarantee Obligation in respect of Indebtedness (other than the Guarantee), the aggregate principal amount of which exceeds $5,000,000 in the case of the Borrower or any Subsidiary, beyond the period (without giving effect to any extensions, waivers, amendments or other modifications of or to such period) of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or the lapse of time, or both, if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or

            (g) (i) The Borrower, any other Credit Party or any Foreign Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower, any other Credit Party or any Foreign Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower, any other Credit Party or any Foreign Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 45 days; or (iii) there shall be commenced against the Borrower, any other Credit Party or any Foreign Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 45 days from the entry thereof; or (iv) the Borrower, any other Credit Party or any Foreign Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause
      (i), (ii) or (iii) above; or (v) the Borrower, any other Credit Party or any Foreign Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; provided, however, that the occurrence of any of the events specified in this paragraph (g) with respect to any Person other than the Borrower shall not be deemed to be an Event of Default unless (x) the net assets of such Person, determined in accordance with GAAP, shall have exceeded $3,000,000 as of the date of the most recent audited financial statements delivered to the Lenders pursuant to subsection 9.1 or on the date of occurrence of any such event and/or
      (y) the aggregate net assets of all Credit Parties and Foreign Subsidiaries in respect of which any of the events specified in this paragraph (g) shall have occurred shall have exceeded $5,000,000 as of the date of the most recent audited financial statements delivered to the Lenders pursuant to subsection 9.1 or on the date of occurrence of any such event; or

            (h) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability (except as set forth in Schedule 8.12) in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could subject the Borrower or any other Credit Party to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of the Borrower and its Subsidiaries taken as a whole; or

            (i) One or more judgments or decrees shall be entered against the Borrower, any other Credit Party or any Foreign Subsidiary involving in the aggregate a liability (not paid or fully covered by insurance) of $5,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

            (j) Lauren, his estate or Persons related to him by blood, adoption or marriage and/or trusts or other entities principally for the benefit of any of the foregoing (the "Lauren Interests") shall cease to own in the aggregate, directly or indirectly either (x) Voting Stock of the Borrower having the voting power to elect a majority of the Board of Directors of the Borrower or (y) Voting Stock representing more than 25% of the voting power of the Borrower's Capital Stock;

then, and in any such event, (A) if such event is an Event of Default in respect of the Borrower specified in clause (i) or (ii) of paragraph (g) above, automatically the Revolving Credit Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of Letter of Credit Obligations whether or not the beneficiaries thereof shall have presented the documents required thereunder and all amounts of Acceptance Obligations whether or not matured) and the Notes shall immediately become due and payable, and (B) if such event is any other Event of Default, any or all of the following actions may be taken: the Agent may, or upon the direction of the Required Lenders, the Agent shall, (i) declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; (ii) declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of Letter of Credit Obligations whether or not the beneficiaries thereof shall have presented the documents required thereunder and all amounts of Acceptance Obligations whether or not matured) and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable; and
(iii) exercise any and all remedies and other rights provided pursuant to this Agreement and/or the other Credit Documents.

            With respect to all Letters of Credit and Acceptances that shall not have matured or been paid or with respect to which presentment for honor shall not have occurred, upon the occurrence of an Event of Default, the Borrower shall deposit in an interest bearing cash collateral account opened by the Agent (and under the exclusive dominion and control of the Agent) an amount equal to the aggregate amount of the Letter of Credit Obligations plus the aggregate outstanding amount of Acceptance Obligations for application to payments of drafts drawn under Letters of Credit and to payment of Acceptances at maturity, and the unused portion thereof after such application, if any, shall be applied to repay other obligations of the Borrower hereunder or under the Notes or any of the other Credit Documents, and after all Letters of Credit have expired, all drafts and Acceptances have matured and been repaid and all other obligations of the Borrower hereunder or any of the other Credit Documents are paid in full, the balance, if any, shall be returned to the Borrower.

            Except as expressly provided above in this Section 11, presentment, demand, protest and all other notices of any kind are hereby expressly waived.


                   SECTION 12.  THE AGENT AND ISSUING LENDER

            12.1 Appointment; Authorization. Each Lender hereby irrevocably designates and appoints Chase as the Agent of such Lender under this Agreement and each of the other Credit Documents, and each such Lender irrevocably authorizes (a) Chase, as the Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and each of the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto and (b) Chase, in its capacity as Issuing Lender, to issue the Letters of Credit, subject to the terms and conditions hereof, to pay the amount of any draft presented under any Letter of Credit upon presentation of documents which, upon their face, conform to the terms of such Letter of Credit, to create Acceptances, to receive from the Borrower reimbursement for the amount of each draft paid under each Letter of Credit and each Acceptance and payment of all commissions, charges and interest in respect of the Letters of Credit and the Acceptances, and to take such action on behalf of such Lender under this Agreement, the Letter of Credit Documents and the Acceptance Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Issuing Lender by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Agent nor the Issuing Lender shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Credit Documents or otherwise exist against the Agent or the Issuing Lender.

            12.2 Delegation of Duties. Each of the Agent and the Issuing Lender may execute any of its duties under this Agreement or the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Agent nor the Issuing Lender shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

            12.3 Exculpatory Provisions. Neither the Agent nor the Issuing Lender nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any Credit Document (except for its or such Person's own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent or the Issuing Lender under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any other Credit Document or the Notes or for any failure of the Borrower or any other Credit Party to perform its or his obligations hereunder or thereunder. Neither the Agent nor the Issuing Lender shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of the Borrower or any other Credit Party.

            12.4 Reliance by Agent and Issuing Lender. Each of the Agent and the Issuing Lender shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent or the Issuing Lender, as the case may be. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. Each of the Agent and the Issuing Lender shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each of the Agent and the Issuing Lender shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the Credit Documents and the Notes in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

            12.5  Notice of Default.  Neither the Agent nor the Issuing
Lender shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to any Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

            12.6 Non-Reliance on Agent, Issuing Lender or Other Lenders. Each Lender expressly acknowledges that neither the Agent nor the Issuing Lender nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent or the Issuing Lender hereinafter taken, including any review of the affairs of the Borrower or any other Credit Party, shall be deemed to constitute any representation or warranty by the Agent or the Issuing Lender to any Lender. Each Lender represents to the Agent and the Issuing Lender that it has, independently and without reliance upon the Agent, the Issuing Lender or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and the other Credit Parties and made its own decision to make its Loans, to purchase Acceptance Participating Interests, to purchase Letter of Credit Participating Interests and to enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent, the Issuing Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and the other Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent or the Issuing Lender hereunder, neither the Agent nor the Issuing Lender shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower or any other Credit Party, which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

            12.7 Indemnification. The Lenders agree to indemnify the Agent and the Issuing Lender in their capacities as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Combined Loan Percentages in effect on the date on which indemnification is sought under this subsection (or, if indemnification is sought after the date upon which the Revolving Credit Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Combined Loan Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes and all other amounts payable hereunder) be imposed on, incurred by or asserted against the Agent or the Issuing Lender, as the case may be, in any way relating to or arising out of this Agreement, the Notes, the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent or the Issuing Lender, as the case may be, under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's or Issuing

Lender's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Notes and all other amounts payable hereunder.

            12.8 Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and the other Credit Parties as though the Agent were not the Agent hereunder. With respect to Loans made or renewed by it, Acceptances created by it, Letters of Credit issued by it, and any Note issued to it, Chase shall have the same rights and powers under this Agreement as any Lender (as well as those of the Issuing Lender) and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall include Chase in its individual capacity.

            12.9 Successor Agent. The Agent may resign as Agent upon 10 days' notice to the Lenders. If the Agent shall resign as Agent under this Agreement and the other Credit Documents, then the Required Lenders shall appoint a successor agent for the Lenders (and if no successor agent shall have been so appointed within 10 days of the retiring Agent's having given notice of its resignation, then the retiring Agent shall, on behalf of the Lenders, appoint a successor agent), which successor agent shall be approved by the Borrower (which approval shall not be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.


                          SECTION 13.  MISCELLANEOUS

            13.1 Amendments and Waivers. Neither this Agreement, any Note, any other Credit Document nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection 13.1. Upon the written consent of the Required Lenders, the Agent (or, in the case of the Letter of Credit Documents and the Acceptance
Documents, the Issuing Lender) and the Borrower may, from time to time, enter into written amendments, supplements or modifications for the purpose of adding, deleting or changing any provisions to this Agreement, the Notes or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or waiving, on such terms and conditions as the Agent (or the Issuing Lender, as the case may be) may specify in such instrument, any of the requirements of this Agreement or the Notes or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (a) extend the Termination Date, the Term Loan Termination Date or the maturity of any Note or any installment thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any fee payable to the Lenders hereunder, or reduce the principal amount of any Note, or increase the amount of any Lender's
Revolving Credit Commitment or Term Loan Commitment, or amend, modify or waive any provision of this subsection 13.1, or amend or modify the percentage included in the definition of Required Lenders, or consent to the release of all or substantially all of the Guarantors, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, in each case without the written consent of all the Lenders, or (b) amend, modify or waive any provision of Section 12 without the written consent of the then Agent and Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply to each of the Lenders equally and shall be binding upon the Borrower, the Lenders, the Issuing Lender, the Agent and all future holders of the Notes. In the case of any waiver, the Borrower, the Lenders and the Agent shall be restored to their former position and rights hereunder and under the outstanding Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

            13.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telegraph or facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or five days after being deposited in the United States mail, postage prepaid and return receipt requested, or, in the case of telegraphic notice, when delivered to the telegraph Borrower, or, in the case of facsimile, when sent, telephonic confirmation received, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

      The Borrower:    Polo Ralph Lauren Corporation
                       650 Madison Avenue
                       New York, New York  10022
                       Attention:  Michael Newman,
                                   Vice Chairman and C.O.O.
                                   and Victor Cohen, Esq.,
                                     Senior Vice President,
                                     General Counsel and Secretary

                       Telecopier:  (212) 318-7183
                       Telephonic Confirmation:  (212) 318-7351

                       with a copy to:

                       Polo Ralph Lauren Corporation
                       9 Polito Avenue
                       Lyndhurst, New Jersey  07071
                       Attention:  Nancy Platoni Poli
                                   Senior Vice President-Chief Financial Officer

                       Facsimile No:  (201) 896-9628
                       Telephonic Confirmation:  (201) 531-6250

      The Agent and
      the Issuing
      Lender:          The Chase Manhattan Bank
                       111 West 40th Street, 10th Floor
                       New York, New York  10018
                       Attention:  John Mulvey
                                   Vice President

                       Facsimile:  (212) 403-5081
                       Telephonic Confirmation:  (212) 403-5112

                       with a copy to:

                       The Chase Manhattan Bank
                       One Chase Manhattan Plaza, 8th Floor
                       New York, New York 10081

                       Attention:  Janet Belden
                                   Loan Agency Service Group

                       Facsimile No: (212) 552-5658
                       Telephonic Confirmation: (212) 552-7277

      The Lenders:     To the addresses set forth on Schedule 1.1 hereto

provided that any notice, request or demand to or upon the Agent, the Issuing Lender or the Lenders pursuant to subsections 2.3, 3.3, 4.2, 4.3, 6.7 and 6.8 shall not be effective until received.

            13.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided or provided in the other Credit Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

            13.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes.

            13.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the negotiation, preparation and execution of, and any amendment, supplement or modification to, this Agreement, the Notes, the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the disbursements and reasonable fees of counsel to the Agent, (b) to pay or reimburse each Lender and the Agent for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes, the other Credit Documents and any such other documents, including, without limitation, disbursements and reasonable fees of counsel to the Agent and to the several Lenders, (c) to pay, indemnify, and hold each Lender and the Agent harmless from, any and all recording and filing fees, and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes, the other Credit Documents and any such other documents and (d) to pay, indemnify, and hold each Lender and the Agent harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the Notes, the other Credit Documents and any such other documents (all the foregoing, collectively, the "indemnified liabilities"), provided that the Borrower shall have no obligation hereunder to the Agent or any Lender with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the Agent or any such Lender, or (ii) legal proceedings commenced against the Agent or any such Lender by any other Lender or by any Participant. The agreements in this subsection 13.5 shall survive repayment of the Notes and all other amounts payable hereunder.

            13.6 Successors and Assigns; Participations. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agent, all future holders of the Notes and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender. Assignments by any Lender of its rights and obligations hereunder may be either in whole or in part.

            (b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, the Revolving Credit Commitment of such Lender, any Acceptance Participating Interest, any Letter of Credit Participating Interest or any other interest of such Lender hereunder. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement, and the Borrower, the Agent and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.
Each participation agreement entered into between any Lender and any Participant shall provide that such Lender shall not be required to seek the consent of such Participant before agreeing to amend, waive or otherwise modify any Credit Document or taking any other action with respect thereto, except that such participation agreement may provide that the selling Lender thereunder must obtain the prior written consent of the Participant thereunder to extend the Termination Date or the maturity of any Note or any installment thereof or reduce the rate or extend the time of payment of interest thereon, or reduce the principal amount of any Note. The Borrower agrees that if amounts outstanding under this Agreement and the Notes are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note, provided that such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in subsection 13.7. The Borrower also agrees that each Participant shall be entitled to the benefits of subsections 6.14, 6.16 and 6.17 with respect to its participation in the Commitments, the Acceptances, the Letters of Credit and the Loans outstanding from time to time; provided that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

            (c) Any Lender may, in the ordinary course of its commercial lending business and in accordance with applicable law, at any time and from time to time assign to any Lender or any affiliate thereof or, with the consent of the Borrower and the Agent (which in each case shall not be unreasonably withheld), to any additional bank, financial institution or other lending entity (each an "Assignee"), all or any part of its rights and obligations under this Agreement and the Notes pursuant to an Assignment and Acceptance Agreement, in form and substance satisfactory to the Agent (each an "Assignment and Acceptance"), executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Agent and the Borrower) and delivered to the Agent for its acceptance and recording in the Register (as defined in paragraph (d) below); provided that any such assignment (in the case of any assignment to an Assignee that is not then a Lender or an affiliate thereof) shall be in an amount at least equal to $5,000,000 and that, in the event of an assignment of less than all of such rights and obligations of any Lender, such assigning Lender after such assignment shall retain Commitments and/or Loans aggregating at least $5,000,000; provided, further, that any such assignment by the Agent shall be in an amount or amounts in the sole and absolute discretion of the Agent. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Revolving Credit Commitment and Term Loans as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto).

            (d) The Agent shall maintain at its address referred to in subsection 13.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitment and Term Loans of, and principal amount of the Loans owing to, each Lender from time to time.

The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

            (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Agent and the Borrower) together with payment to the Agent of a registration and processing fee of $4,000 (or $1,500 in the case of an Assignment to a Lender or affiliate thereof), the Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower. On or prior to such effective date, the Borrower, at its own expense, shall execute and deliver to the Agent (in exchange for the Notes of the assigning Lender) new Notes to the order of such Assignee in an amount equal to the Revolving Credit Commitment and Term Loan assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Revolving Credit Commitment and a Term Loan hereunder, new Notes to the order of the assigning Lender in an amount equal to the Revolving Credit Commitment and Term Loan retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby.

            (f) The Borrower authorizes each Lender to disclose to any Participant, Assignee and any prospective Participant or Assignee any and all financial information in such Lender's possession concerning the Borrower and its affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender's credit evaluation of the Borrower and its affiliates prior to becoming a party to this Agreement; provided that any prospective Participant or Assignee shall have acknowledged in writing that it is receiving such information subject to the provisions of subsection 13.8.

            (g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

            13.7 Adjustments; Set-Off. (a) If any Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of its Loans, or interest thereon, or any other amount payable to it hereunder, or receive any collateral in respect thereof or any amount under any guarantee in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in paragraph (g) of
Section 11, or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of such other Lender's Loans, or interest thereon, or any other amount payable to it hereunder, such Benefitted Lender shall purchase for cash from the other
Lender such portion of such other Lender's Loans, or shall provide such other Lender with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender's Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

            (b) In addition to any rights and remedies of the Lenders provided by law, upon the occurrence of an Event of Default and acceleration of the obligations owing in connection with this Agreement, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set-off and apply against any indebtedness, whether matured or unmatured, of the Borrower to such Lender, any amount owing from such Lender to the Borrower, at or at any time after, the happening of any of the above-mentioned events, and the aforesaid right of set-off may be exercised by such Lender against the Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or executor, judgment or attachment creditor of the Borrower, or against anyone else claiming through or against the Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or executor, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. Each Lender agrees promptly to notify the Borrower and the Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

            13.8 Confidentiality. Each Lender agrees that it will not disclose Confidential Information (as hereinafter defined) to any Person other than (a) as may be consented to by the Borrower, (b) as may be required by law or pursuant to legal process and (c) to prospective Participants and Assignees and those of such Lender's directors, officers, employees, examiners and professional advisors who have a need to know the Confidential Information in accordance with customary banking practices and who receive the Confidential Information having been made aware of the restrictions of this subsection 13.8. As used herein, the term "Confidential Information" means all information contained in materials relating to the Borrower and its Subsidiaries provided to the Lenders by the Borrower or its representatives or agents other than (i) information which is at the time so provided or thereafter becomes generally available to the public other than as a result of a disclosure by one or more Lenders, (ii) information which was available to any Lender prior to its disclosure to the Lenders by the Borrower, its representatives or agents and (iii) information which becomes available to one or more Lenders from a source other than the Borrower, its representatives or agents.

            13.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

            13.10 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Agent.

            13.11 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Agent, the Lenders (and Participants and Assignees to the extent provided in subsection 13.6) and the Borrower, and nothing expressed in, or to be implied from, this Agreement shall or shall be deemed to confer upon anyone other than the Borrower, the Agent and the Lenders (and such Participants and Assignees) any benefit, or legal or equitable right, remedy or claim under or by virtue of this Agreement or any provision hereof, including, without limitation, the right to insist upon or to enforce the performance or observance of any of the obligations contained herein. All conditions to the obligations of the Lenders to make the Loans, the Issuing Lender and the Participating Lenders to issue and participate in the Letters of Credit and the Lenders to create and participate in the Acceptances are imposed solely and exclusively for the benefit of the Lenders, and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Lenders will not refuse to make such extensions of credit in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by the Lenders at any time if, in their sole discretion, the Lenders deem it advisable or desirable to do so.

            13.12 SUBMISSION TO JURISDICTION; WAIVERS. (a) EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY:

            (i) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

            (ii) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

            (iii) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO IT AT ITS ADDRESS SET FORTH IN SUBSECTION 13.2 OR AT SUCH OTHER ADDRESS OF WHICH THE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO; AND

            (iv) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

            (b) EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN PARAGRAPH (a) ABOVE.

            13.13 GOVERNING LAW. THIS AGREEMENT, THE NOTES AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, THE NOTES AND THE OTHER CREDIT DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

            13.14 Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Agent or any Lender relative to the subject matter hereof not expressly set forth herein or in the other Credit Documents.

            13.15  Acknowledgments.  The Borrower hereby acknowledges that:

            (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement, the Notes and the other Credit Documents;

            (b) neither the Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the Agent and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

            (c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

            13.16 Satisfaction in Dollars. The obligation of the Borrower hereunder, under the Notes and in respect of Letter of Credit Obligations and Acceptance Obligations to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars or any other realization in such currency, whether as proceeds of set-off, security, guarantee, distributions, or otherwise, except to the extent to which such tender, recovery or realization shall result in the effective receipt by the Agent and the Lenders of the full amount of Dollars expressed to be payable hereunder, under the Notes and in respect of Letter of Credit Obligations and Acceptance Obligations and the Borrower shall indemnify the Agent and each Lender (as an alternative or additional cause of action) for the amount (if any) by which such effective receipt shall fall short of the full amount of Dollars expressed to be payable hereunder, under the Notes and in respect of Letter of Credit Obligations and Acceptance Obligations and such obligation to indemnify shall not be affected by judgment being obtained for any other sums due under this Agreement, the Notes and in respect of Letter of Credit Obligations and Acceptance Obligations.

            IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.



                                    POLO RALPH LAUREN CORPORATION



                                    By:   /s/ Michael J. Newman
                                         -----------------------------
                                          Name: MICHAEL J. NEWMAN
                                          Title: VICE CHAIRMAN AND CHIEF
                                                   OPERATING OFFICER


                                    THE CHASE MANHATTAN BANK, as Agent,
                                     Issuing Lender and a Lender


                                    By:   /s/ John Mulvey
                                         -----------------------------
                                          Name: John Mulvey
                                          Title: VP

                                    FLEET BANK, as a Lender


                                    By:   /s/ Steven R. Navarro
                                         -----------------------------
                                          Name: Steven R. Navarro
                                          Title: Senior Vice President




                                    THE BANK OF NEW YORK, as a Lender


                                    By:   /s/ Joanne M. Collett
                                         -----------------------------
                                          Name: Joanne M. Collett
                                          Title: Vice President




                                    EUROPEAN AMERICAN BANK, as a Lender


                                    By:   /s/ George L. Stirling
                                         -----------------------------
                                          Name: George L. Stirling
                                          Title: Vice President




                                   ISRAEL DISCOUNT BANK OF NEW YORK, as a Lender


                                   By:    /s/ Scott Fishbein
                                         -----------------------------
                                          Name: Scott Fishbein
                                          Title: Vice President


                                   By:    /s/ Ron Bongiovanni
                                         -----------------------------
                                          Name: Rob Bongiovanni
                                          Title: Vice President

                                   SUNTRUST BANKS, INC., as a Lender


                                   By:    /s/ Laura Kahn
                                         -----------------------------
                                          Name: Laura Kahn
                                          Title: Senior Vice President




                                   UNION BANK OF CALIFORNIA, N.A., as a Lender


                                   By:    /s/ Terry Rocha
                                         -----------------------------
                                          Name: Terry Rocha
                                          Title: Vice President




                                   NATIONSBANK, N.A., as a Lender


                                   By:    /s/ Leesa C. Sluder
                                         -----------------------------
                                          Name: Leesa C. Sluder
                                          Title: Senior Vice President




                                   CANADIAN IMPERIAL BANK OF COMMERCE,
                                   as a Lender


                                   By:    /s/ Mario Biscardi
                                         -----------------------------
                                          Name: Mario Biscardi
                                          Title: Commercial Lending Specialist

                                   COMERICA BANK, as a Lender


                                   By:    /s/ David W. Shirey
                                         -----------------------------
                                          Name: David W. Shirey
                                          Title: Assistant Vice President




                                   FIRST UNION NATIONAL BANK, as a Lender


                                   By:    /s/ Christopher M. McLaughlin
                                         --------------------------------
                                          Name: Christopher M. McLaughlin
                                          Title: Vice President




                                   MERCANTILE BANK OF ST. LOUIS, as a Lender


                                   By:    /s/ Timothy W. Hassler
                                         --------------------------------
                                          Name:  Timothy W. Hassler
                                          Title: Vice President